Exhibit 10.7

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH [***] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Execution Copy

CIPHER PHARMACEUTICALS INC.

AND

VERTICAL PHARMACEUTICALS INC.

DISTRIBUTION AND SUPPLY AGREEMENT

AS OF JUNE 28, 2011

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH [***] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

i

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH [***] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH [***] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH [***] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH [***] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

v

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH [***] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

SCHEDULE A CIPHER TRADEMARKS

SCHEDULE B PRODUCT INFORMATION

SCHEDULE C PAYMENTS TO CIPHER

SCHEDULE D DISTRIBUTOR’S MINIMUM NET SALES REQUIREMENT

SCHEDULE E TECHNICAL AGREEMENT

SCHEDULE F COST OF GOODS SOLD

SCHEDULE G GALEPHAR LICENSING AGREEMENT

SCHEDULE 11.1(h) CLAIMS

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH [***] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

DISTRIBUTION AND SUPPLY AGREEMENT

between

CIPHER PHARMACEUTICALS INC.

and

VERTICAL PHARMACEUTICALS INC.

This Distribution and Supply Agreement (the “Agreement”) is entered into as of June 28, 2011 (the “Effective Date”) by and between Cipher Pharmaceuticals Inc. (“Cipher”), an Ontario corporation located at 5650 Tomken Road Unit 16, Mississauga Ontario L4W 4P1, and Vertical Pharmaceuticals Inc. (“Distributor”), a corporation organized under the laws of the state of New Jersey with an address at 2400 Main Street, Suite 6, Sayreville, New Jersey 08872. Unless otherwise specified, all capitalized terms shall have the meaning specified in Article 1 herein.

RECITALS

1                                         Cipher has in-licensed certain know-how and intellectual property rights and obtained marketing exclusivity relating to the Product;

2.                                      Cipher will cause the Product to be manufactured and packaged for Distributor in the Territory;

3.                                      Distributor has experience in the distribution, marketing and sale of pharmaceutical products in the United States; and

4.                                      Cipher desires to grant Distributor and Distributor desires to accept, the right and obligation to distribute and sell Product in the Territory subject to the terms and conditions of this Agreement.

NOW THEREFORE THIS AGREEMENT WITNESSES THAT in consideration of the foregoing and the covenants and promises contained in this Agreement, the Parties agree as follows:

1.                                      DEFINITIONS

As used herein, the following terms shall have the following meanings:

1.1          “Act” means the United States Federal Food, Drug and Cosmetics Act of 1938, as amended from time to time, and all regulations, rules, guidelines and procedures promulgated thereunder.

1.2          “Active Ingredient” means a pharmaceutical compound which is intended to furnish pharmacological activity or other direct effect in the diagnosis, cure, mitigation, treatment or prevention of disease or to affect the structure or function of the body.

1.3          “Additional Amount” shall have the meaning set forth in Section 6.2(b)(iii).

1.4          “Adverse Drug Event or ADE” means any adverse event associated with the use of a drug in humans, whether or not considered drug related, including the following: an adverse event occurring in the course of the use of a drug product in professional practice; an adverse event occurring from drug overdose, whether accidental or intentional; an adverse event occurring from drug abuse; an adverse event occurring from drug withdrawal and any failure of expected pharmacological action.

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH [***] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

1.5          “Affiliate” means, with respect to any Party, any other Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, such Party. For purposes of this definition, a Person shall be deemed to “control” any other Person if it owns or controls a sufficient interest in the voting equity (or other comparable ownership if the other Person is not a corporation) such that it can direct, order or control the actions of such other Person. Notwithstanding this definition, Galephar shall not be considered to be an Affiliate of Cipher.

1.6          “AG Royalty Payment” shall have the meaning set forth in Section 6.9(e).

1.7          “Agreement” shall have the meaning set forth in the Preamble of this Agreement.

1.8          “Approvals” means collectively the Regulatory Approval and the Other Approvals.

1.9          “Approved Manufacturer” means Galephar, and/or a Third Party approved in advance in writing by Cipher, for the purpose of operating an Approved Manufacturing Site to Manufacture the Product.

1.10        “Approved Manufacturing Site” means a manufacturing site at which the Product may be Manufactured, Packaged or Tested in full compliance with the applicable Approvals and all applicable Laws and approved in advance in writing by Cipher.

1.11        “Authorities” means collectively the Regulatory Authority and the Other Authorities.

1.12        “Approved Transaction” shall have the meaning set forth in Section 8.3.

1.13        “Authorized Generic” shall have the meaning set forth in Section 6.9(e).

1.14        “Business Day” means any day other than a Saturday, a Sunday, or a day on which banks in the State of New York are required or authorized to close.

1.15        “Cipher Indemnified Infringement Claims” shall have the meaning set forth in Section 7.5.

1.16        “Cipher Indemnitees” means any of Cipher and Cipher’s Approved Manufacturers and their respective Affiliates, subsidiaries, equity holders, directors, managers, officers, employees, trustees, representatives, consultants, sublicensees, agents, successors and permitted assigns.

1.17        “Cipher Intellectual Property” means Intellectual Property which Cipher owns or licenses in on an exclusive basis solely in respect of the Product.

1.18        “Cipher Trademarks” means any trademark, whether registered or unregistered, trade name, trade dress, logo, design or associated artwork owned by or licensed to Cipher pertaining to the Product, including those listed in Schedule A.

1.19        “Commercially Reasonable Efforts” means exercising diligent and focused efforts in accordance with the efforts and resources that a competitive business would use for a pharmaceutical product which is of similar market potential in the Territory at a similar stage of its product life.

1.20        “Competing Product” means [***].

1.21        “Confidential Information” means all Intellectual Property and confidential facts relating to the business and affairs of a Party or any of its Affiliates, including financial information, business

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH [***] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

opportunities, information relating to pharmaceutical products of any nature whatsoever, know-how, and compilations of information in any form whatsoever; provided, however, that “Confidential Information” shall not include any information that (a) was already in the public domain at the time of disclosure; (b) becomes part of the public domain through no action or omission of the receiving Party after disclosure to the receiving Party; (c) was already known to the receiving Party, other than under an obligation of confidentiality to the disclosing Party, at the time of the disclosure by the receiving Party; (d) was independently discovered or developed by the receiving Party without the use of Confidential Information belonging to the disclosing Party as shown by pre-existing proof, or (e) was disclosed to the receiving Party, other than under an obligation of confidentiality to which a Third Party was subject, by a Third Party who had no obligation to the disclosing Party not to disclose such information to others, as shown by independent proof.

1.22        “Contract Finisher” means a Person engaged by any of Cipher, an Approved Manufacturer or Distributor to be responsible for Packaging and/or Testing the Product in the Territory.

1.23        “Cost of Goods Sold” or “COGS” shall be established for each Unit, for each dosage level, according to Schedule F, and shall be adjusted on January 1 of each calendar year during the Term, commencing January I, 2012, in accordance with Schedule F.

1.24        “Customer” means a Person who purchases Product from Distributor and is not a SubDistributor or an Affiliate of Distributor.

1.25        “Deadline Date” shall have the meaning set forth in Section 6.2(b)(ii).

1.26        “Dispute” shall have the meaning set forth in Section 6.2(b)(ii).

1.27        “Distributor” shall have the meaning set forth in the first paragraph of this Agreement.

1.28        “Distributor Indemnified Infringement Claims” shall have the meaning set forth in Section 7.6.

1.29        “Distributor Indemnitees” means any of Distributor and Distributor’s SubDistributors and each of their respective Affiliates, subsidiaries, equity holders, directors, managers, officers, employees, trustees, representatives, consultants, sublicensees, agents, successors and permitted assigns.

1.30        “Effective Date” shall have the meaning set forth in the first paragraph of this Agreement.

1.31        “FDA” means the United States Food and Drug Administration or any successor agency which issues a Regulatory Approval for the Marketing of the Product in the United States.

1.32        “Firm Order” shall have the meaning set forth in Section 6.2(a)(i).

1.33        “First Commercial Sale” means the earlier of (i) first arm’s length sale of Product by Distributor, its Affiliates or SubDistributors to a Third Party in the Territory, as evidenced by delivery of the Product to the Third Party, or (ii) thirty (30) days after the transfer of title set forth in Section 6.5 of this Agreement..

1.34        “Fiscal Year” means the twelve (12) months ending after the First Commercial Sale. “Fiscal Year 2”, “Fiscal Year 3”, and “Fiscal Year 4” shall have the meanings as set forth in Schedule D.

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH [***] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

1.35        “Force Majeure” means an event or circumstances beyond the reasonable control of a Party or Approved Manufacturer or Contract Finisher and without the fault or negligence of the affected Party or their Approved Manufacturer or Contract Finisher, including acts of God, acts of the public enemy, fire, explosion, flood, draught, terrorism, sabotage, embargo, government restrictions, wars, insurrections, failure of suppliers, subcontractors and carriers, strikcs, labour disputes, failures of electricity supply and inability to obtain essential ingredients or supplies (for the avoidance of doubt, the Parties agree that the failure of any Approved Manufacturer or a Contract Finisher to supply Cipher shall not be deemed a Force Majeure with respect to Cipher except to the extent such failure to supply is the direct result of a Force Majeure applicable to such Approved Manufacturer or such Contract Finisher).

1.36        “Forecast” shall have the meaning set forth in Section 6.2(a)(i).

1.37        “Foreign Corrupt Practices Act” shall have the meaning set forth in Section 12.11.

1.38        “Galephar” means Galephar Pharmaceutical Research Inc. and its successors and assigns.

1.39        “Galephar License Agreement” means the Master Licensing and Clinical Supply Agreement effective February, 2002 between Cipher and Galephar, as amended, a redacted copy of which is attached hereto as Schedule G.

1.40        “Generic Equivalent” means a product approved by the FDA as a therapeutically equivalent and substitutable product (AB rated product) to the Product pursuant to the FDA’s ANDA process.

1.41        “GMP” means at any time the quality systems and good manufacturing practices as set forth in 21 C.F.R. (Parts 210 and 211) and any other applicable Laws, directives, rules, regulations, guides and guidance in existence in the Territory at that time.

1.42        “Gross Sales” means the aggregate gross amounts invoiced by Distributor, its Affiliates or SubDistributors in connection with sales of the Product to Customers in bona fide, arm’s length transactions, (excluding sales of Distributor to its SubDistributors or Affiliates) in the Territory for use in the Territory.

1.43        “Healthcare Providers” means physicians, nurse practitioners and physician assistants, but only to the extent such persons have sole authority to prescribe the Product.

1.44        “Indemnified Party” shall have the meaning set forth in Section 10.3.

1.45        “Indemnifying Party” shall have the meaning set forth in Section 10.3.

1.46        “Initial Term” shall have the meaning set forth in Section 9.1.

1.47        “Intellectual Property” means all patents (including the Product Patents), copyrights, trademarks, service marks, service names, trade names, internet domain names, e-mail addresses, applications or registrations for any of the foregoing, or extensions, renewals, continuations or re-issues thereof, or amendments or modifications thereto, brandmarks, brand names, trade dress, labels, logos, know-how (including the Product Know-How), show-how, technical and non-technical information, trade secrets, formulae, techniques, sketches, drawings, models, inventions, designs, specifications, processes, apparatus, equipment, databases, research, experimental work, development, pharmacology and clinical data, software programs and applications, software source documents, Third-Party licenses, and any similar type of proprietary intellectual property right vesting in the owner and/or licensee thereof pursuant to the

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH [***] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

applicable Laws of any relevant jurisdiction or under any applicable license or contract, whether now existing or hereafter created, together with all modifications, enhancements and improvements thereto.

1.48        “Law” means all laws, statutes, ordinances, decrees, judgments, codes, standards, acts, orders, by-laws, rules, regulations, permits, legally binding policies and guidelines and legally binding requirements of all Authorities including the Act and the Federal Controlled Substances Act, including all amendments thereto, and all regulations, rules, guidelines and procedures promulgated thereunder, as well as analogous legislation in the remainder of the Territory.

1.49        “Losses” shall have the meaning set forth in Section 10.1.

1.50        “Manufacture” means to make the Product in compliance with GMP, including to process, prepare, make and Test the raw materials used in the preparation of the Product and to Test the Product prior to release for Packaging, in each case in a finished dosage form ready for administration to humans or animals and “Manufactured” and “Manufacturing” have a corresponding meaning.

1.51        “Market” means to promote, advertise, distribute, market, and/or sell for purposes of a commercial sale, and “Marketing” has a corresponding meaning.

1.52        “Marketing Plan” shall have the meaning set forth in Section 3.2.

1.53        “Minimum Net Sales Requirement” means the minimum annual net sales as outlined in Schedule D.

1.54        “Minimum Safety Stock Level” shall have the meaning set forth in Section 6.3.

1.55        “NDA” means the Regulatory Approval held by Cipher to Market the Product (FDA NDA 22-370) and shall include all accompanying data and information including supplements and amendments submitted by Cipher to a Regulatory Authority in connection with such NDA.

1.56        “Net-to-Gross Floors” shall have the meaning set forth in Schedule C.

1.57        “Net Profit” means Net Sales minus the Cost of Goods Sold.

1.58        “Net Sales” means, for any period, Gross Sales less any and all (a) credits or allowances actually granted for damaged Product, returns or rejections of Product, chargebacks, price adjustments and billing errors; (b) governmental and other rebates, patient vouchers or coupons (or equivalents thereof) granted to managed health care organizations; pharmacy benefit managers (or equivalents thereof); federal, state/provincial, local and other governments, their agencies and purchasers and reimbursers; or to Customers; (c) normal and customary trade, cash and quantity discounts, allowances and credits; (d) distribution services agreement fees allowed or paid to third party distributors; (e) sales taxes, VAT and other taxes applied to the sale of Product to the extent included in the gross amount invoiced; and (f) any other mutually agreed items that reduce Gross Sales amounts as required by generally accepted accounting principles in the United States applied on a consistent basis.

1.59        “New Product” shall have a meaning as set forth in Section 2.4.

1.60        “Official Body” means any national, federal, state, provincial or local government or government of any subdivision thereof, or any parliament, legislature, council, agency, authority, board, commission, department, bureau or instrumentality thereof, or any court, tribunal, grand jury, mediator or arbitrator, whether foreign or domestic, in each case having jurisdiction in the relevant circumstances.

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH [***] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

1.61        “Other Approvals” means, for the Product, the approval or authorization granted by the Other Authorities for the Marketing of the Product in the Territory, including the Pricing Approval and the Reimbursement Approval, as applicable.

1.62        “Other Authorities” means Official Bodies (other than the Regulatory Authority) whose approval is required by applicable Law to Market and/or obtain reimbursement for the Product in a jurisdiction in the Territory.

1.63        “P1” means a first position Product detail (primary emphasis, which constitutes a majority of the time expended on a call); and “P2” means a second position Product detail (secondary emphasis, which constitutes less time than a P1 detail but more time than any other product promoted during a call other than a PI product).

1.64        “Package” means to package and label the Product for Marketing and “Packaging” has a corresponding meaning.

1.65        “Parties” means Cipher and Distributor, and “Party” shall mean either of Cipher or Distributor, as the context requires.

1.66        “Person” means any individual, partnership, limited partnership, joint venture, syndicate, sole proprietorship, company or corporation with or without share capital, unincorporated association, trust, trustee, executor, administrator or other legal personal representative or other entity or Official Body.

1.67        “Pricing Approval” means any approval or authorization of any Official Body establishing prices for the Product in a jurisdiction in the Territory.

1.68        “Prior Forecast” shall have the meaning set forth in Section 6.2(a)(i).

1.69        “Product” means a pharmaceutical product in final finished Packaged form for use in humans, composed of a capsule containing tramadol as the only Active Ingredient and meeting the Specifications as described in further detail within the NDA as the same may be amended or supplemented. “Product” includes the following dosage strengths: 100 mg; 200 mg; 300 mg and also includes any additional dosage strengths of the formulation approved by FDA under the NDA.

1.70        “Product detail(s)” means a face-to-face meeting, between a professional sales representative of Distributor and a health care professional with prescribing authority, during which a presentation of the Product’s attributes is orally presented in a manner consistent with the quality of such presentations made by Distributor’s professional representatives for such Distributor’s other products.

1.71        “Product Information” means all in-vivo or clinical, pharmacology, toxicology, safety and efficacy data, stability data, formulary submissions, pharmaco-economic data, and other such information now or hereafter known and available to Distributor or Cipher or their respective Affiliates, SubDistributors or Approved Manufacturer(s) or their Affiliates, whether generally known to others or not.

1.72        “Product Know-How” means the data, information, expertise, trade secrets, manufacturing, mixing and production procedures, technical assistance, and shop rights, known to or in the possession of Cipher, its Affiliates or any Approved Manufacturer(s) or its Affiliates, whether generally known to others or not, and relating to the Manufacturing, Packaging, Marketing and/or Testing of the Product, including:

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH [***] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

(a)           characteristics, selection of properties and data relating to materials, such as excipients, used or useful in the Manufacturing, Packaging and/or Testing of the Product;

(b)           techniques, equipment and methods used or useful in the Manufacturing, Packaging or Testing of the Product;

(c)           equipment and data relating to the Manufacturing, Packaging or Testing of the Product; and

(d)           all in vivo or clinical, pharmacology, toxicology, safety and efficacy data, formulary submissions, pharmaco-economic data, and other such information useful or required in preparing applications for or obtaining or maintaining Regulatory Approval and/or for the Manufacturing, Packaging, Marketing and/or Testing of the Product.

1.73        “Product Patents” means all patents owned by or licensed to Galephar, and for which Cipher or any of its Affiliates has a license from Galephar, (i) which have issued as of the Effective Date or (ii) which issue at any time from applications pending as of the Effective Date, or from applications subsequently filed during the Term of this Agreement, which (in the case of both (i) and (ii)) claim inventions necessary or useful for the Manufacture, use, import or Marketing of the Product, including any continuation, division, continuation-in-part, and any provisional applications, and which patents have not expired or been held invalid or unenforceable by a court of competent jurisdiction in a final, non-appealable decision, including all substitutions, extensions, registrations, confirmations, re-examinations, reissues or renewals of such patents. Schedule B lists, as of the Effective Date, all such Patents that have issued and pending applications and Schedule B shall be amended from time to time to include patents or applications owned by or licensed to Galephar and licensed to Cipher or one or more of its Affiliates to the extent they claim inventions necessary or useful for Manufacturing, use, import, or Marketing of the Product within the Territory or an amendment to any Product Patents.

1.74        “Product Technology” means collectively Product Know-flow and Product Patents.

1.75        “Prohibitive Sales” shall have the meaning set forth in Section 2.1(a).

1.76        “PSUR” shall have the meaning set forth in Section 4.1(a).

1.77        “Purchase Price” at any time means an amount equal to the Product Cost of Goods Sold.

1.78        “Recall” shall have the meaning set forth in Section 5.3(a) and “Recalled” has a corresponding meaning.

1.79        “Regulatory Approval” means the approval or authorization granted by a Regulatory Authority for the Marketing of the Product in the Territory.

1.80        “Regulatory Authority” means the FDA, and/or any equivalent, similar or successor Official Body, whose approval is required by applicable Law to Market, Manufacture, Test and/or Package the Product in any jurisdiction which forms part of the Territory.

1.81        “Regulatory Requirements” means all applicable Regulatory Approvals, licenses, registrations, GMPs, and authorizations and all other requirements of any applicable Regulatory Authorities in relation to the Product, including each of the foregoing which is necessary for, or otherwise governs, the Manufacture, Marketing, Packaging and Testing of Product in the Territory.

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH [***] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

1.82        “Reimbursement Approval” means any approval or authorization of any Official Body establishing a health insurance or drug reimbursement scheme for the Product in a jurisdiction in the Territory.

1.83        “Rejection Notice” shall have the meaning set forth in Section 6.7(b).

1.84        “Renewal Term” shall have the meaning set forth in Section 9.1.

1.85        “Responsible Person” shall have the meaning set forth in Section 12.2.

1.86        “Revised Schedule” shall have the meaning set forth in Section 6.2(b)(iii).

1.87        “Royalty Payment” means the royalty payment, as set forth in Schedule C.

1.88        “Rules” shall have the meaning set forth in Section 12.2.

1.89        “Sales Commitment Period” means the [***] following the quarter in which the First Commercial Sale occurs.

1.90        “Sales Milestone Payments” means the sales milestone payments as set forth in Schedule C.

1.91        “Scheduled Delivery Date” shall have the meaning set forth in Section 6.6(c).

1.92        “Schedules” means the following Schedules to this Agreement (as the same may be amended from time to time in accordance with this Agreement):

Schedule A — Cipher Trademarks

Schedule B — Product Information

Schedule C — Payments to Cipher

Schedule D — Distributor’s Minimum Net Sales Requirement

Schedule E — Technical Agreement

Schedule F — Cost of Goods Sold

Schedule G — Galephar Licensing Agreement (redacted)

Schedule 1 1.1(h) — Claims

1.93        “Second Prior Forecast” shall have the meaning set forth in Section 6.2(a)(i).

1.94        “Serious ADEs” shall have the meaning set forth in Section 5.1.

1.95        “Specifications” means the specifications of the Product as set forth as part of the Technical Agreement attached in Schedule F, and the quality assurance provisions of Section 11.3 hereto.

1.96        “Stock-Out” shall have the meaning set forth in Section 6.6(c).

1.97        “SubDistributors” means Third Parties retained by Distributor pursuant to Section 2.1(d) to Market the Product in the Territory as a contract sales force, and shall exclude, without limitation, wholesalers, retailers, hospitals, government purchasers, managed care organizations and permitted sublicensees.

1.98        “Supply Interruption” shall have the meaning set forth in Section 6.6(c).

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH [***] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

1.99        “Supply Interruption End Date” shall have the meaning set forth in Section 6.6(c).

1.100      “Tax(es)” means, with respect to Distributor, all federal, state, local, county, foreign and other taxes or government charges constituting sales, use, transfer, value added, customs, duty or excise taxes payable by Distributor in connection with the importation or sale of Product.

1.101      “Technical Agreement” shall have the meaning specified in Section 4.2.

1.102      “Term” shall have the meaning set forth in Section 9.1.

1.103      “Territory” shall mean the U.S. and all of its territories and possessions, excluding Puerto Rico and the U.S. Virgin Islands.

1.104      “Test” means to test a product or its ingredients prior to release for further processing or for shipping and Marketing in compliance with applicable Law and “Tested” and “Testing” has the corresponding meaning.

1.105      “Third Party” means any Person other than Cipher, Distributor or their respective Affiliates.

1.106      “Trademark” means any trademark, trade name, trade dress, logo, design or associated artwork selected, owned and/or used by Distributor or its Affiliates pertaining to the Product, other than the Cipher Trademarks.

1.107      “Unexpected ADEs” shall have the meaning set forth in Section 5.1.

1.108      “Unit” means a single capsule of the Product, regardless of dosage strength.

1.109      “Up-Front Payment” means the up-front payment, as set forth in Schedule C.

1.110      “Wholesalers” when capitalized means McKesson Corp., Cardinal Health Inc. and Americansourcebergen Corp. or their Affiliates.

2.                                      DISTRIBUTION RIGHTS

2.1          Exclusive Distributorship.

(a)           Upon and subject to the terms and conditions of this Agreement, Cipher hereby appoints Distributor as its exclusive distributor of the Product in the Territory throughout the Term with the exclusive right and obligation to Market the Product in the Territory and the right to conduct post-regulatory approval clinical program development for the Product pursuant to Section 4.6, and Distributor hereby accepts such appointment. Cipher represents and warrants to Distributor that except for the exclusive license granted in this Section 2.1, Cipher has not granted any other license to use, market and/or import, the Product in the Territory. Cipher shall take all reasonable and prudent actions to ensure that Product does not enter the Territory as black market goods, and shall include in any contracts with distributors outside the Territory terms and conditions (i) that prohibit the export of Product into the Territory, and (ii) that (A) prohibit the sale of Product to Third Parties known to participate in the export in the Territory of Product or of a product with the same formulation and range of strengths as the Product, as approved by the Regulatory Authorities from time to time (“Prohibited Sales”) or/and (B) permit Cipher to terminate the contract if Distributor does not cure Prohibited Sales.

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH [***] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

(b)           To the extent required by Distributor to Market the Product in accordance with this Agreement, Cipher hereby grants to Distributor a non-exclusive license to use all Product Technology necessary in order to Market the Product in the Territory.

(c)           Distributor shall obtain exclusively from Cipher all Product for Marketing in the Territory, except as otherwise permitted by the terms of this Agreement. Cipher shall supply the Product to Distributor for Marketing by Distributor in the Territory in accordance with the terms of this Agreement.

(d)           Distributor shall have the right to retain SubDistributors to Market the Product for use solely within the Territory, and Distributor shall cause such SubDistributors to perform the applicable obligations of Distributor under this Agreement, or otherwise ensure that such obligations are performed by Distributor, provided that nothing herein shall imply a right of Distributor to grant a sublicense to a SubDistributor other than pursuant to Section 2.1(e) below. Distributor shall remain fully responsible and liable to Cipher for the performance of all of the terms of this Agreement by its SubDistributors. Distributor shall not he entitled to retain as a SubDistributor any Person which is engaged in, directly or indirectly, developing or Marketing any Competing Product in the Territory.

(e)           Except as otherwise expressly provided herein, Distributor shall have no right to sublicense any rights granted under this Agreement, without prior written consent of Cipher.

2.2          Restrictions on Marketing of Products. From and after the Effective Date, Distributor shall not, and shall cause its Affiliates and SubDistributors to not, Market the Product outside the Territory, or Market the Product to any Person who, to the knowledge of any of Distributor, its SubDistributors, or its Affiliates, intends to Market such Product outside the Territory.

2.3          Covenant Not to Market Competing Products. From and after the Effective Date until the earlier of (i) the termination of this Agreement, or (ii) a Generic Equivalent becomes available for sale in the Territory, Distributor shall not, and shall cause its Affiliates and SubDistributors to not, Market a Competing Product, other than a Cipher-supplied Authorized Generic, in the Territory.

2.4          Right of First Negotiation. In the event Cipher develops and obtains Regulatory Approvals for any improvement or reformulation of the Product, or any new product containing Tramadol as an Active Ingredient that competes with the Product (in either case, a “New Product”), assuming the Agreement has not been terminated or Distributor is not in material breach of the Agreement, Cipher shall offer Distributor the first right to negotiate for the exclusive right to sell, market and distribute such New Product in the Territory. Cipher shall negotiate in good faith exclusively with Distributor for a period of 120 days to reach a definitive agreement with respect to such distribution rights.

3.                                      MARKETING

3.1          Marketing Obligations. Distributor will, at its sole cost and using Commercially Reasonable Efforts, Market the Product in the Territory throughout the Term of the Agreement. Without limiting the foregoing, Distributor shall (i) deliver a minimum of [***] sales force Product details per quarter during the Sales Commitment Period, (ii) promote the Product in a P1 detail position during the first [***] of the Sales Commitment Period, (iii) promote the Product in a P1 or P2 detail position during the remaining [***] of the Sales Commitment Period, (iv) employ a minimum of [***] salespersons to detail the Product on a full-time basis throughout the Sales Commitment Period of the Agreement, provided, however, that if one or two vacancies occur, Distributor will use good faith efforts to fill such vacancy or vacancies in a timely manner, provided that in no event shall there be less than [***] salespersons that detail the Product on a full-time basis at any time, and (v) use good faith efforts to ensure that its salespersons incentive compensation plan corresponds to and reflects the detailing position of the Product, including ensuring that

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the Product shall represent the highest percent targeted payout of any product or group of products (including the multivitamin group) in Distributor’s incentive compensation plan for the first [***] of the Sales Commitment Period and not less than any other product or group of products (including the multivitamin group) in Distributor’s incentive compensation plan during the remaining [***] of the Sales Commitment Period, provided, however, that in no event shall such quarterly incentive compensation payments for the Product as a percentage of total compensation payments to the sales force be less than [***] during the first [***] of the Sales Commitment Period or less than [***] thereafter until the end of the Sales Commitment Period. Distributor shall also be subject to the Minimum Net Sales Requirements set forth in Schedule D. The obligations under this Section 3.1 shall terminate if a Generic Equivalent of a Third Party becomes available in the Territory.

3.2          Marketing Plan. Distributor will be responsible for assessing the market opportunities for the Product in the Territory and preparing and providing to Cipher, by August 10 2011, a marketing plan for the Product (“Marketing Plan”) which Marketing Plan shall set forth Distributor’s plan, strategy and proposed activities consistent with efforts appropriate for pharmaceuticals products of similar market potential to market the Product in the Territory. The Marketing Plan will include as appropriate without limitation, the following elements,

(i)            a description of Distributor’s general strategy with respect to pre¬launch and post-launch marketing, reimbursement strategies, sales aids, advertising and promotion activities including sampling and detailing of the Product in the Territory;

(ii)           an estimated time schedule for the performance of the Marketing Activities;

(iii)          a description of the personnel resources of Distributor that will perform the Marketing Activities, including the number of sales representatives and physician calls; and

(iv)          a description of Distributor’s pricing strategy in the Territory.

Thereafter, Distributor shall, on or before November 1st in each year of the Term provide Cipher with a copy of Distributor’s Marketing Plan for the next calendar year. Cipher may communicate comments to Distributor in respect of such Marketing Plans. Distributor agrees to consider such comments and shall provide a response to Cipher in respect of such comments, which response may include revisions to the Marketing Plan. Notwithstanding the foregoing, Distributor shall determine the Marketing Plan and will be responsible for its implementation and shall use best efforts to achieve the objectives specified therein.

3.3          Advertising and Promotion. Distributor shall provide to Cipher copies of the materials relating to the Marketing of the Product including print advertising, brochures, leaflets and similar materials at the same time(s) that Distributor files the foregoing with Regulatory Authorities in the Territory. All such materials shall comply in all material respects with applicable Laws and requirements of any applicable Regulatory Authority. Distributor shall not, in its Marketing materials, make any therapeutic claims or statements relating to the Product other than those supplied by Cipher and authorized by the applicable Regulatory Authorities, and Distributor shall remain solely liable for all Marketing materials prepared by it.

3.4          Pricing. Distributor shall have final decision for Product pricing and other Marketing terms. Notwithstanding the foregoing, in the event that Distributor sells or offers for sale any dosage strength of the Product with other products of Distributor, its Affiliates, or SubDistributors at a price that is reduced or discounted from the normal selling price for that dosage strength of the Product by a percentage that is greater than that offered on such other products, and if that discount is only available with or is

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conditioned upon the purchase of such other products, Distributor shall calculate the Net Selling Price of the Product and adjust the Net Sales as if the discount or reduction had been applied equally to all of the products sold or offered for sale in combination.

3.5          Information Sharing. Cipher shall provide to Distributor such Product Information that may be useful or that Distributor requires in preparing applications for or obtaining any Other Approvals and/or in the Marketing of the Product within the Territory, or in obtaining formulary listings or acceptance or approval of the Product by customers, potential customers, or buying agents or groups within the Territory. Distributor shall, and shall require its Affiliates and SubDistributors to, promptly provide to Cipher all Product Information that comes into its possession and all information relating to the Marketing or use of the Product.

3.6          Reports.

(a)           Each Party shall promptly keep the other fully informed of all governmental and regulatory requirements, activities and plans of any Regulatory Authority including any changes thereto of which such Party becomes aware which materially affect, or are reasonably likely to materially affect, sales of the Product in the Territory.

(b)           Prior to the First Commercial Sale of the Product, Distributor shall at the reasonable request of Cipher, report to Cipher regarding Distributor’s pre-launch Marketing activities with respect to the Product as set forth in the Marketing Plan prepared pursuant to Section 3.2.

(c)           After the First Commercial Sale of the Product, Distributor shall, throughout the Term, provide to Cipher the quarterly statements accompanying each Royalty Payment as provided in Part D of Schedule C hereto.

(d)           After the First Commercial Sale of the Product, Distributor shall provide to Cipher (i) on a calendar quarter basis on or before the last business day of the succeeding month, a report detailing (A) the number of calls to Healthcare Providers, including a breakout of PI and/or P2 calls, (B) the number of salespersons detailing the Product, and (C) the budget and spend on marketing, advertising and promotion activities compared to the Marketing Plan and (ii) within sixty (60) days of the end of each calendar quarter, a report as to Product bonus payments to salespersons on an aggregate basis as a percentage of total bonus or incentive payments, in each case prepared in a manner consistent with Distributor’s internal reporting methods.

(e)           After the First Commercial Sale of the Product, Distributor shall on a calendar quarter basis provide on or before the last business day of the succeeding month, a report summarizing the status of Other Approvals and filings in terms of formulary listings and Reimbursement Approvals, if any, for each listing if applicable.

4.                                      REGULATORY MATTERS AND PRODUCT DEVELOPMENT

4.1          Regulatory Matters.

(a)           Cipher shall be responsible for (i)matters relating to the maintenance of the Regulatory Approvals for the Product, including compliance with all Regulatory Requirements and otherwise keeping the Product NDA in force, and (ii) all communications with the Regulatory Authorities associated with the Product NDA including all ADE reporting and periodic safety update reporting (“PSUR”). Distributor shall be responsible for providing on a timely basis all necessary documentation needed for all regulatory filings relating to the Marketing of the Product in the Territory with the Regulatory

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Authority, including all pharmacovigilance data needed for PSUR. Notwithstanding the foregoing, Distributor will be responsible for pharmacovigilance spontaneous reporting to the Regulatory Authority with a copy to Cipher and Distributor will provide information necessary for submission by Cipher to the Regulatory Authorities.

(b)           Distributor shall he responsible for all remaining pharmacovigilance activities in the Territory, including receiving, monitoring, responding promptly to, tracking, or as may otherwise be required by applicable Law and Regulatory Authority, all Product-related inquiries, Product quality complaints, and ADE reports received by Distributor, its Affiliates or SubDistributors or by Cipher (and which Cipher shall have forwarded to Distributor) from individuals and/or health care professionals from within the Territory.

(c)           All communications by either Party with the Regulatory Authority in each jurisdiction in the Territory relating to the Product as Marketed in the Territory shall on a timely basis be provided in writing to the other Party, and each Party shall provide on a timely basis to the other Party (i) copies of all documents sent to or received from the Regulatory Authority regarding the Product and the NDA and (ii) notice of any proposed calls or meetings with a Regulatory Authority relating to the Product or NDA. Cipher shall provide an opportunity to discuss with Distributor topics relevant to such calls and meetings and consider in good faith Distributor’s interest with regard to such matters.

(d)           [***] shall be responsible for Prescription Drug User Fees for the Product (excluding establishment fees) associated with the maintenance of Regulatory Approval of the Product during the Term, commencing with the 2011 fiscal year (October 1st 2010 through September 30, 2011) and, if applicable, shall reimburse [***] for any such Prescription Drug User Fees for the Product paid by [***] with respect to any fiscal year within [***] days of receiving an invoice from [***]. Notwithstanding the foregoing, provided the [***] is made to [***] by no later than June 30, 2011, [***] may postpone reimbursement of the Prescription Drug User Fees for the 2011 fiscal year until the earlier of thirty (30) after the First Commercial Sale, or September 30, 2011. [***] shall be responsible for Prescription Drug User Fees for the Product, if any, for fiscal years prior to the 2011 fiscal year. [***] shall also be solely responsible for establishment fees related to the manufacture of the Product to the extent it is responsible for manufacturing the Product.

(e)           Distributor shall be responsible for all matters relating to the Other Approvals for the Product including filing the Product with, maintaining the Product on and dealing with, any federal, state, or private formularies. Distributor will apply for and will hold the Other Approvals in Distributor’s name at all times for the benefit of Cipher. Distributor shall be responsible for all regulatory filings relating to the Product with the Other Authorities.

4.2          Technical Agreement. Concurrently with the execution of this Agreement, the Parties shall execute a technical and quality agreement that appropriately addresses each Party’s responsibilities as they relate to Manufacturing, storage, distribution, regulatory, operational, Testing and quality issues regarding the Product in the form attached hereto as Schedule E (as such technical and quality agreement may be amended from time to time during the Term by mutual agreement of the Parties or to conform to requirements of applicable Law) (the “Technical Agreement”).

4.3          Cooperation. Each of Cipher and Distributor shall provide to the other or if applicable, directly to the Authorities, any assistance and all documents reasonably necessary to enable the other to carry out its obligations under this Article 4, at its own cost and expense.

4.4          Finished Product. Cipher shall Manufacture, Test and release finished Product in accordance with the Regulatory Requirements at Cipher’s sole cost and expense, any additional Tests that

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Distributor may require to ensure the quality of the incoming goods shall be conducted by Distributor at Distributor’s sole cost and expense. Distributor shall be responsible for contracting for and providing ongoing, appropriate oversight as to compliance with Regulatory Approvals and applicable Law of finished Product and Product sample Packaging.

4.5          Pediatric Clinical Trials. In the event that the Regulatory Authorities require a pediatric clinical trial to be conducted with respect to the Product, subject to the input by Distributor, Cipher shall he responsible for conducting such pediatric clinical trial, and submitting appropriate filings with the Regulatory Authorities. All Third Party out-of-pocket costs incurred by Cipher in the conduct of such pediatric clinical trial shall be [***] between the Parties (it being understood that Cipher shall pay such out-of-pocket costs and thereafter be reimbursed by Distributor for [***] thereof on a monthly basis within ten (10) business days of receiving an invoice and supporting details for such out-of-pocket costs. Notwithstanding the foregoing, if the requirement for a pediatric clinical trial can be achieved through alternative means approved by the Parties, including funding an existing Third Party tramadol ER pediatric study, all fees and costs paid to such Third Party by Cipher in connection therewith shall be [***] between the Parties (it being understood that Cipher shall pay such fees and costs and thereafter be reimbursed by Distributor for [***] thereof on a monthly basis with ten (10) business days after receiving an invoice with supporting details for such out-of-pocket costs.

4.6          Post-Effective Date Clinical Programs and Supplemental Approval. Except as otherwise provided in Section 4.5, after the Effective Date, Distributor shall be responsible at its sole cost and expense for conducting any clinical Testing that Distributor chooses to conduct, if any, at its sole choice and discretion, for the continued and successful Marketing of the Product in the Territory as well as the associated regulatory costs. Distributor shall provide any clinical protocols at least forty-five (45) days before such clinical work begins for Cipher’s review and approval, which shall not be unreasonably withheld, conditioned or delayed. Cipher shall provide any comments or approval within fifteen (15) days so that Distributor can implement an approved clinical protocol without undue delay. To the extent Cipher, in its sole discretion, believes it would be beneficial to conduct certain post-regulatory approval clinical Testing, and Distributor does not wish to undertake such Testing, Cipher shall be free to undertake such Testing at its own cost and expense; provided, however, that prior to Cipher undertaking such Tests, the Parties will negotiate in good faith additional consideration to be paid to Cipher in the event such Testing results in successful outcomes.

5.                                      ADES, PRODUCT QUALITY AND PRODUCT RECALLS

5.1          ADEs. Each of Cipher and Distributor and their respective Affiliates, SubDistributors, Approved Manufacturers, agents or other relevant parties shall inform the other of all known or suspected ADE’s associated with the Product in the Territory, of which it is notified, or otherwise becomes aware, as soon as reasonably possible but in any event quarterly for ADE’s and within seven (7) days for Serious ADEs and Unexpected ADE’s or within any time limits required by applicable Law, whichever is shorter. “Serious ADEs” means, any adverse drug event occurring at any dose that results in any of the following outcomes: Death, a life-threatening adverse drug event, inpatient hospitalization or prolongation of existing hospitalization, a persistent or significant disability/incapacity, or a congenital anomaly/birth defect. Important medical events that may not result in death, be life-threatening, or require hospitalization may be considered a serious adverse drug event when, based upon appropriate medical judgment, they may jeopardize the patient or subject and may require medical or surgical intervention to prevent one of the outcomes listed in this definition. Examples of such medical events include allergic bronchospasm requiring intensive treatment in an emergency room or at home, blood dyscrasias or convulsions that do not result in inpatient hospitalization, or the development of drug dependency or drug abuse. “Unexpected ADEs” means, any adverse drug event that is not listed in the current labeling for the Product. This includes events that may be symptomatically and pathophysiologically related to an event listed in the labelling, but differ

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from the event because of greater severity or specificity. The roles and responsibilities of each Party in respect of ADE’s shall be specified in the Technical Agreement attached as Schedule E.

5.2          Product Quality inquiries other than ADEs.

(a)           Each Party shall submit to the other Party, within three (3) Business Days of receipt any complaints regarding Product quality (other than ADEs) received by that Party or any of its Affiliates or, in the case of Distributor, its SubDistributors, to which that Party must respond, together with all evidence then available and all other information relating thereto subsequently obtained or produced by either Party.

(b)           Cipher shall respond, in writing (including by facsimile or email) or by telephone, to inquiries made by Distributor relating to the Manufacturing or if applicable Packaging of the Product within fourteen (14) Business Days of receipt of the inquiry and shall provide Distributor with such information as Distributor may reasonably require addressing the inquiry.

(c)           Each of Distributor and Cipher shall promptly notify the other of any notice of non-compliance with any Laws applicable to the Product or the Packaging of the Product, received from any Regulatory Authority having jurisdiction in the Territory, and of any request for or initiation of any inspection of any facility of either Cipher or Distributor, or any Affiliate of Cipher or Distributor, or any Approved Manufacturer, or Contract Finisher that Manufactures, Packages, Tests or stores any Product.

(d)           Each of Cipher and Distributor shall provide to each other in a timely manner all information which the other Party reasonably requests regarding the Product in order to enable the other Party to comply with all Laws applicable to the Product in the Territory and in order to enable Cipher to comply with all Laws applicable to the Product outside the Territory.

5.3          Product Recall.

(a)           Distributor will maintain or cause to be maintained such traceability records as are necessary to permit a recall, market withdrawal or field correction of the Product, including inventory withdrawal in connection with any of the foregoing (each a “Recall”).

(b)           Each Party shall promptly (but in any case, not later than twenty-four (24) hours of receipt) notify the other Party in writing of any information which indicates a Recall of any Product may be necessary, any safety or regulatory concerns, or any order, request or directive of a court or other Regulatory Authority requesting or requiring a Recall.

(c)           To the extent permitted by circumstances, the Parties will confer before initiating any Recall. If the Parties do not agree on the need for or the extent of such a Recall, either Party may authorize the Recall.

(d)           Each Party will cooperate fully with the other Party in connection with any Recall efforts.

(e)           Distributor shall be responsible for the carrying out of any and all Recalls in accordance with applicable Laws.

(f)            If any Recall is required (I) due to the failure of the Product to conform to the Specifications at the time title is transferred to Distributor, as subsequently confirmed by a mutually acceptable Third Party laboratory, or (II) due to the fact that Product samples (both retention and stability)

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stored under controlled conditions at the time of title transfer to Distributor no longer conform to the Specifications at any time tested thereafter until the Product expiration date is reached as confirmed by Cipher or its Approved Manufacturer (for stability samples) or a mutually acceptable Third Party laboratory (for retention samples), Cipher will be responsible for the direct costs of such Recall, will reimburse Distributor, its Affiliates, and SubDistributors within ten (10) Business Days after receipt of an invoice with supporting detail for all of their direct out-of-pocket costs and direct expenses related to such Recall. Any Minimum Net Sales Requirements set forth in Schedule D and promotional commitments in Section 3.1 shall be held in abeyance during such time as said Recall materially interferes with the Wholesalers’ ability to fulfill its customers’ orders, provided that such interruption shall not be deemed to occur so long as Distributor holds one week or more of saleable inventory. The Parties shall promptly discuss whether to credit or refund the Purchase Price of any Product subject to the Recall and, if the Parties are unable to agree, then Cipher shall supply to Distributor replacement Product that conforms to the Specifications and Distributor will distribute the replacement Product.

(g)           If any Recall is required in circumstances other than provided for in Section 5.3(f) and (h), Distributor will be responsible for the direct costs of such Recall and will reimburse Cipher and its Affiliates within ten (10) Business Days after receipt of an invoice with supporting detail for all of their direct out-of-pocket costs and direct expenses related to such Recall.

(h)           If any Recall is required due to Active Ingredient side effects referred to in Section 10.4, the Parties shall be equally responsible for any direct out-of-pocket costs of such Recall that either Party or its Affiliates incur and will reimburse the other Party and its Affiliates within ten (10) Business Days after receipt of an invoice with supporting detail.

6.                                      PURCHASE PRICE AND SUPPLY OF PRODUCTS

6.1          Supply of Products.

(a)           Cipher shall cause its Approved Manufacturer and Contract Finisher to Package the Product for Distributor. Distributor shall purchase from Cipher all of Distributor’s requirements for the Product in the Territory during the Term, pursuant to purchase orders submitted by Distributor or its affiliates to Cipher from time to time in accordance with Section 6.2.

(b)           Cipher shall supply all Product under this Agreement to Distributor in the agreed upon dosage strengths, labelled package sizes and minimum batch requirements in accordance with the terms and conditions of this Agreement (including Schedule B and Schedule E). Cipher shall exercise Commercially Reasonable Efforts to deliver Product to Distributor that has a shelf life and expiration date of at least [***] (but in no event less than [***]) at the date of shipment (it being understood that the failure to have [***] shelf life is not a reason for a Rejection Notice pursuant to Section 6.7).

(c)           Cipher and its Approved Manufacturer and its Contract Finisher shall be responsible for the purchase of adequate supplies of all materials, including raw materials, in accordance with the NDA and other filings with Regulatory Authorities for the Product as necessary to supply finished Product to Distributor in accordance to the Specifications and applicable Law.

(d)           The Product shall be manufactured with Packaging as specified by Distributor acting reasonably, including (i) identifying Cipher’s Approved Manufacturer as the manufacturer of the Products and Distributor as the distributor thereof, (ii) bearing Distributor’s National Drug Code number, and (iii) including appropriate trademark notices. Within five (5) business days after the Effective Date, Distributor shall, at its sole cost and expense, provide Cipher with final specifications for such Packaging for the Products, including all necessary photo-ready artwork (or its substantial equivalent). Distributor,

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from time to time but not more than one (1) time per year, may update the Packaging specifications. Such updates shall be subject to the prior written approval of Cipher. Distributor shall, at Distributor’s expense, use Commercially Reasonable Efforts to secure any approvals required by the FDA or any other applicable Regulatory Authority to effect such revisions to the Packaging.

(e)           All costs associated with initial packaging setup incurred by the Contract Finisher will be paid by Cipher and, promptly upon Cipher’s invoice with supporting detail, Distributor shall reimburse Cipher for [***] of such costs, provided that such [***] shall in no event exceed [***].

(f)            The terms and conditions of this Agreement shall control the Manufacture and supply of Product by Cipher to Distributor, and no terms or conditions contained in any purchase order, acknowledgment, invoice, bill of lading, acceptance or other pre-printed form issued by any Party shall have any force or effect to the extent they are inconsistent with or modify the terms and conditions of this Agreement including those set forth in this Section 6.1, unless mutually agreed in writing by the Parties.

(g)           Out-of-pocket costs associated with regulatory changes requested by (i) the Regulatory Authority which cause finished product, raw materials, labelling and other materials to be discarded will be borne [***] by Distributor and [***] by Cipher, and (ii) Distributor which cause product, raw materials, labelling and other materials to be discarded will be borne one hundred percent (100%) by Distributor.

(h)           The costs of implementing chemistry, manufacturing and control changes or ancillary additional Testing not included in the original NDA that is either requested by Distributor or a Regulatory Authority after the First Commercial Sale shall be borne one hundred percent (100%) by Distributor if requested by Distributor and [***] by Distributor and [***] by Cipher if requested by a Regulatory Authority.

6.2          Forecasts, Orders.

(a)           Forecasts; Firm Orders.

(i)            The Parties agree to work together to establish mechanisms to ensure timely, efficient, fair, equitable and cost effective supply logistics and materials management. The intent of both Parties is to have finished Product supplied to Distributor for launch purposes as promptly as possible. Distributor shall submit to Cipher prior to the Effective Date a written forecast for twelve (12) months of the quantity of Product including package configuration, including a breakdown by SKU (a “Forecast”). The Forecast shall include the initial Firm Order, which for purposes of determining the Commercialization Milestone shall be deemed to represent Distributor’s launch quantities of the Product. Thereafter, on or before the tenth (10) calendar day of each month during the Term, Distributor shall provide (i) a written, updated twelve (12) month Forecast per packaged dosage strength of the Product including the expected shipping dates for each order during the following twelve (12) consecutive calendar month period beginning on the first day of the following calendar month and (ii) a statement of amount of inventory of the Product held by Distributor and a statement of inventory of the Product held by any Wholesaler as of the approximate end of the previous month. Such Forecasts shall be in multiples of the individual dosage strength batch sizes set out in Schedule B (it being understood Distributor may omit the 150 mg dosage strength from any or all Forecasts) Each such Forecast provided by Distributor shall designate the portion of such Forecast that constitutes Product samples, Each successive Forecast shall update the Forecast previously given. Cipher acknowledges that such Forecasts are only estimates of Distributor’s delivery requirements of the Product (and Product samples) and that Distributor shall not be bound by any such estimate, except that (A) the first [***] within each twelve (12) calendar month Forecast so provided, shall represent a binding commitment of Distributor to require such forecasted quantity of Product (including

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Product samples), subject to adjustments for increased quantities within the limits set forth in Section 6.2(b). The portion of the Forecast commencing on the first day of the Forecast period and ending on the last day of the [***] full calendar month after the first day of the Forecast period shall be deemed a firm order period for which Distributor is obligated to order and take ownership of the forecasted Product requirements (each a “Firm Order”) and (B) the first [***] months of each Forecast will repeat the balance of the Firm Order period of the prior Forecast, and the first [***] months of the Forecast shall constitute the new Firm Order period for which Distributor is obligated to purchase and take delivery of the forecasted Product and (C) the [***] month of the Firm Order period may vary one (1) total batch from that set forth in the [***] month of the prior Forecast (the “Prior Forecast”).

(ii)           Cipher shall have no liability to Distributor for any failure or inability to supply Distributor with quantities of Product in excess of amounts permitted to he included in Firm Orders as set forth in Section 6.2(a)(i)(C).

(iii)          Cipher shall notify Distributor if Cipher determines that it will be unable to meet the quantities of Product in excess of Cipher’s obligations as contemplated in Section 6.2 a ii as soon as practicable but in any event within ten (10) days after receiving the applicable Forecast from Distributor.

(iv)          Distributor shall use Commercially Reasonable Efforts to ensure that the Forecasts constitute reasonably accurate predictions (tied to its sales budgets) of the amounts of Product, by Units of’ dosage strength, that Distributor will actually order for the period to which the Forecast relates.

(b)           Purchase Orders.

(i)            Distributor shall deliver to Cipher its initial purchase order for the Product no later than seventy five (75) days prior to the shipping date required by Distributor. The initial purchase order for the Product shall be for sufficient quantities of the Product to satisfy sales requirements of Distributor for no less than the first three (3) months of sales of that Product. The purchase order shall specify the location to which the Product is to be shipped and the date by which the Product must be shipped to such location.

(ii)           During the Term, Distributor shall submit to Cipher, purchase orders for the last month of each Firm Order period no later than one hundred and fifty (150) days (the “Deadline Date”) prior to the required shipping date, identifying the quantities of Product required by dosage strength, type (Authorized Generic or Product) and package size and specifying the required shipping date and ship to location. Such purchase orders shall comply with the Firm Order period provisions set out in Section 6.2(a)(i). If a purchase order for any month is not submitted by the Deadline Date, Distributor shall be deemed to have submitted a purchase order for such month for the amount of Product set forth in Distributor’s most recent Forecast for such month.

(iii)          In the event that a purchase order requires an amount higher than the amount set forth in the Forecast for such month (the “Additional Amount”), Cipher shall either (i) confirm to Distributor its acceptance of such purchase order with respect to the Additional Amount within ten (10) calendar days of receipt of such purchase order or (ii) in the event that Cipher cannot supply the Additional Amount indicated in such purchase order, Cipher shall provide Distributor within such ten (10) day period with a delivery schedule for such Additional Amount which Cipher will commit to meet (the “Revised Schedule”).

(c)           Batch Sizes. Once the validation batch inventories have been depleted, Forecasts and purchase orders shall be in minimum batch sizes as set forth in Schedule B. Since Cipher may supply

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the Product in multiple dosage strengths, the composite of each forecasted dosage strength must equate to the minimum batch sizes and a multiple of the minimum package size as set forth in Schedule B.

(d)           Satisfaction by Cipher Affiliates and Approved Manufacturers. Cipher may cause any Affiliate or Approved Manufacturer to satisfy any of the obligations of Cipher under this Article 6. Notwithstanding the previous sentence, Cipher shall remain fully responsible and liable to Distributor for the performance of all terms of this Article 6 by its Affiliates or Approved Manufacturers.

(e)           Alternative Delivery of Forecasts and Payments. Cipher may direct Distributor, in writing, to deliver its Forecasts, purchase orders and payments to an Affiliate of Cipher or an Approved Manufacturer, with a copy to Cipher, and to receive shipments of Product from that Affiliate or Approved Manufacturer.

(f)            Form of Purchase Orders. All purchase orders placed by Distributor hereunder shall be in a form approved by Cipher, and Distributor shall send such purchase orders by facsimile or by courier to such address(es) as Cipher may direct in writing. Except for terms relating only to quantities, shipping dates and delivery destinations, none of the terms and conditions contained in any purchase order, invoice or similar documents shall have any effect upon or change the provisions of this Agreement unless signed by both Parties and specifically stating that the Parties intend to vary the terms hereof.

6.3          Safety Stock. At all times during the Term, Distributor shall use Commercially Reasonable Efforts to maintain not less than [***] days of inventory of Product based upon the Forecasts set forth in Section 6.2(a)(i) (such [***] days of inventory of Product being the “Minimum Safety Stock Level”). If Cipher is unable to meet its obligations to supply Product, Distributor shall draw upon its Minimum Safety Stock Level in an amount equal to Cipher’s failure to supply Product and upon Distributor’s drawing upon its Minimum Safety Stock Level, Distributor’s obligation to maintain the Minimum Safety Stock Level shall be reduced by the amount of Product drawn down until Cipher has replenished the Minimum Safety Stock Level to the agreed amount set forth above. At such time as Cipher is able to resume supply of Product pursuant to the purchase orders, the Parties shall enter into good faith discussions to determine the timetable in which Cipher will replenish the Minimum Safety Stock Level and Distributor shall place purchase orders pursuant to such schedule until Cipher has replenished such Minimum Safety Stock Level.

6.4          Method of Delivery of Product. Cipher shall notify Distributor of the location of the Approved Manufacturer or Contract Finisher, if applicable, and of any change thereto. At least fifteen (15) days in advance of the shipping date, Distributor shall advise Cipher in writing of the carrier to be used to ship the Product to Distributor. Any carrier designated by Distributor will require approval by Cipher. Distributor will cause such carrier to comply with all applicable Laws for the shipment of Product. Cipher shall determine the appropriate carrier if Cipher receives no direction from Distributor at least 15 days in advance of the shipping date as to Distributor’s choice of carrier. Distributor shall bear all risk of loss, delay or damage in transit of the Product upon loading of the Product onto the carrier selected by Distributor or Cipher pursuant to this Section 6.4.

6.5          Title Transfer. Title to the Product shall pass to Distributor immediately upon loading of the Product onto the carrier selected pursuant to Section 6.4, or fifteen (15) days following notice to Distributor, that the Product is ready for pick-up by the designated carrier.

6.6          Continuity of Supply.

(a)           Cipher shall use Commercially Reasonable Efforts to satisfy Distributor’s Firm Orders for Product.

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(b)           In the event that Cipher is unable to fill any of Distributor’s Firm Orders for the Product, duly issued under Section 6.2 and in compliance therewith, Distributor shall be relieved of any obligation to meet its Minimum Net Sales Requirements set forth in Schedule D during such period as such supply disruption materially interferes with Wholesalers’ ability to fulfill its customers’ orders, provided that such interruption shall not be deemed to occur so long as Distributor holds one week or more of saleable inventory.

(c)           For the purposes herein a “Supply Interruption” shall be deemed to have occurred if Distributor has not received ordered Product for at least one-hundred and twenty (120) days past the scheduled and agreed upon delivery date (the “Scheduled Delivery Date”) and Distributor holds no saleable stock of the Product after attempting to maintain at least three (3) months of saleable stock through previous binding orders (subject to Cipher’s delivery thereof) (a “Stock-out”), unless such Supply Interruption is caused by (A) a delay due to shortage in supply of useable Active Ingredient or any other manufacturing material supplied by a Third Party through no fault of Cipher, (B) a material breach of this Agreement by Distributor for which Cipher has provided written notice thereof to Distributor, or (C) a Force Majeure. Notwithstanding anything contained here, if a Supply Interruption lasts for more than six (6) months, Distributor, at its discretion, shall have the option to either: (I) terminate this Agreement upon thirty (30) days’ notice to Cipher, or (II) on written notice to Cipher, require Cipher to seek, on Distributor’s behalf, from Galephar: (i) a non-exclusive, royalty-free Manufacturing license and, if applicable, Packaging license for the Product, including a license under applicable Product Patents (ii) access to all Product Technology to enable Distributor to Manufacture the Product and (iii) the right to observe Cipher’s or the Approved Manufacturer’s Manufacture of the Product, subject to reasonable confidentiality undertakings on behalf of such observers, and to receive reasonable cooperation by Cipher, its Approved Manufacturer and their Affiliates prior to and following the effectiveness of the license and transfer contemplated hereby. Notwithstanding subpart ()I) above, Cipher shall have no obligation to seek such a license from Galephar on behalf of Distributor if Cipher has obtained or is seeking to obtain from Galephar its own Manufacturing license and, if applicable, Packaging license for the Product. If granted to Distributor, Distributor acknowledges that the foregoing license shall be limited to the use of such Product Technology only for the Manufacture of the Product for Marketing in the Territory pursuant to this Agreement and for no other purpose. If Galephar grants such license, Distributor shall be responsible for all costs associated with obtaining any necessary Approvals to Manufacture the Product. In addition, Distributor shall undertake all normal responsibilities for ensuring (1) the purity, identity, potency, and quality of the Product, (2) its appropriate packaging and labelling, (3) its compliance with all applicable Laws, including the Act and GMP, (4) that its labelling is applied only to packaging containing the Product, (5) there is no significant chemical, physical, or other change or deterioration in the Product, and (6) that each batch of the Product meets the Specifications thereof in the NDA. Notwithstanding the granting of the foregoing license, Cipher and its Approved Manufacturer(s) shall retain the right at all times to supply Distributor with at least [***] of its Product requirements. Distributor agrees that it will not seek directly or indirectly from Galephar a license to Manufacture except pursuant to this Section 6.6(c) and only if Cipher does not seek a license as contemplated above or is refused a license. In the event Cipher is unable to obtain such a license from Galephar within thirty (30) days of receipt of Distributor’s written notice in subpart (II) above, Distributor shall have the right terminate this Agreement upon written notice to Cipher immediately upon the expiration of such thirty (30) day period.

6.7          Acceptance, Rejection and Revocation of Acceptance.

(a)           Cipher shall provide a certificate of analysis and other documents as defined in the Technical Agreement, in such forms as the Parties shall agree upon, for any Product batch delivered to Distributor hereunder certifying that such Products have been Manufactured and Packaged in compliance with the Specifications, GMPs and all other applicable Regulatory Requirements and with an expiry date

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of not less than [***] months from the date of shipment. Such certificate of analysis shall be included with each shipment of Product to Distributor.

(b)           Distributor shall inspect or shall cause to be inspected all shipments of Product promptly upon receipt. Distributor may reject any Product which does not conform to the Specifications or the expiry requirements at the time of receipt at Distributor’s location. Distributor shall make any such rejection in writing, promptly to Cipher, and shall indicate the reasons for such rejection (the “Rejection Notice”).

(c)           If Distributor has not delivered a Rejection Notice within thirty (30) days after receipt of the shipment of Product at the facility designated by Distributor in the purchase order, Distributor shall be deemed to have accepted that shipment of Product. Once Distributor has accepted or has been deemed to have accepted a shipment of Product, Distributor shall have no claim or recourse against Cipher relating to such Product under this Section 6.7 with respect to any non-conformance to the Specifications which should have been detected by Distributor through an examination of the Product in accordance with the GMP obligations of a Distributor of the Product, and Distributor may not exercise any rights to subsequently reject such shipment under this Section 6.7; provided, however, that in the event the non-conformance with the Specifications is of a nature that would prevent it from being detected by Distributor through examination as described above, Distributor may reject such Product promptly upon discovery of such non-conformity, notwithstanding Distributor’s prior acceptance of the shipment or the expiration of such thirty (30) day period, provided that the Rejection Notice shall not be delivered later than two (2) Business Days following such discovery.

6.8          Rejection Procedures.

(a)           After Cipher receives the Rejection Notice, it will evaluate process issues and the reasons given by Distributor for the Rejection. Cipher shall use good faith efforts to promptly notify Distributor whether it agrees with the basis for Distributor’s rejection, but in no event shall such notice be given later than thirty (30) days of Cipher’s receipt of a Rejection Notice, provided that if Cipher wishes to Test the Product, notice shall be given not later than ninety (90) days of Cipher’s receipt of a Rejection Notice. If Cipher does not so notify Distributor within thirty (30) or ninety (90) days, as applicable, of receipt of the Rejection Notice as to whether it agrees with the basis of Distributor’s rejection, Cipher shall be deemed to be in agreement therewith.

(b)           If Cipher agrees with or is deemed to agree with the basis for Distributor’s rejection, Cipher shall promptly replace, at no cost to Distributor, such rejected Product.

(c)           If Cipher disagrees with the basis for Distributor’s rejection specified in the Rejection Notice, Cipher shall promptly replace such rejected Product. No payment shall be due with respect to the replacement Product until it is determined which Party shall bear the burden of such cost hereunder. The Parties shall submit samples of the rejected Product to a mutually acceptable Third Party laboratory, which shall determine whether such Product meets the Specifications and, as part of this process, may also carry out a full investigation of the Manufacturing process including, as necessary, the Approved Manufacturing Site) for such Product if it reasonably believes such an investigation is necessary to resolve the disagreement. The Parties agree that the determination of the Third Party laboratory, after it has assessed the retention samples and following any full investigation of the Manufacturing process it conducts, shall be final and determinative. If the Third Party laboratory determines that the retained samples meet the Specifications, the rejection by Distributor is deemed to be unjustified, and Distributor shall reimburse Cipher for any Product-related costs or testing undertaken by Ciphcr internally and shall promptly pay Cipher for any replacement Product. If the Third Party laboratory determines that the relevant shipment of Product does not meet the Specifications, Cipher shall not invoice Distributor for the replacement Product.

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The Party against whom the Third Party laboratory rules shall also bear the fees charged by the Third Party laboratory in connection with resolution of the disagreement, including all costs of investigating the Manufacturing process.

(d)           At Cipher’s election and upon authorization from Cipher, Distributor shall destroy the rejected Product promptly and provide Cipher with certification of such destruction unless Cipher elects to have the Product returned, in which event Distributor shall cooperate in arranging such return. If Cipher agrees with the basis for Distributor’s rejection or if the Third Party laboratory rules against Cipher, Cipher shall pay the cost of destroying or returning the Product. In all other cases, Distributor shall bear such costs.

(e)           Notwithstanding any of the other provisions in this Agreement, Distributor agrees that the remedies set forth in this Section 6.8 are Distributor’s sole and exclusive remedies with respect to claims relating to Product that Distributor has rejected.

6.9          Prices and Payments.

(a)           Distributor shall pay to Cipher the following:

(i)            The Up-Front Payment in the amount and at the time as set out in Part A of Schedule C;

(ii)           The Sales Milestone Payments in the amounts and at the time as set out in Part B of Schedule C;

(iii)          The Purchase Price for Product supplied by Cipher in the amounts calculated in accordance with the provisions of Part C of Schedule C;

(iv)          The Royalty Payments in the amounts and at the time as set out in Part D of Schedule C;

(b)           Distributor shall make all payments contemplated by this Agreement in the lawful currency of the United States of America and Distributor shall make such payments to such address as Cipher may from time to time direct in writing to Distributor.

(c)           Cipher shall pay all insurance and shipping costs and any Taxes imposed on shipment of Product from the Approved Manufacturer to the Contract Finisher. Distributor shall pay all insurance and shipping costs and any Taxes imposed on shipment of Product from the Contract Finisher to the location specified by Distributor.

(d)           Distributor shall be responsible for the payment of any duties, levies or Taxes applied to the sale of the Product in the Territory by any relevant Tax authority.

(e)           At such time as a Generic Equivalent is available for sale in the Territory by a Third Party, Cipher hereby authorizes Distributor, at Distributor’s option, to Market a Generic Equivalent supplied by Cipher (an “Authorized Generic”) in the Territory under Distributor’s trademarks subject to the following conditions: (i) Cipher shall manufacture and supply to Distributor, its Affiliates and any of its sublicenses, all of Distributor’s requirements of the Authorized Generic, in finished Product form; (ii) Distributor shall pay Cipher, within thirty (30) days following the end of each calendar quarter, the then current finished Product capsule price, as applicable, as set forth in Schedule F hereto; and (iii) a royalty based on Net Sales of the Authorized Generic at a rate equal to the same royalty rate set out in Part D of Schedule C provided in the event that a second Generic Equivalent (other than the Authorized Generic) is

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launched in the Territory, then the royalty payment is modified such that the same royalty rate is applied to the Authorized Generic’s Net Profit and the Net-to-Gross Floor shall not apply (“AG Royalty Payments”).

6.10        Audit. Distributor shall keep and retain complete and accurate records pertaining to the disposition of Product and amounts payable under this Agreement for each Fiscal Year or part thereof during the Term in sufficient detail to permit Cipher to confirm the accuracy of all payments made or due hereunder for a period of seven (7) years following the applicable Fiscal Year or part thereof. Cipher shall have the right to appoint an independent internationally recognized audit firm to audit the books of account of Distributor in order to determine whether Distributor has properly reported and accounted for any fees or payments due to Cipher pursuant to this Agreement. The appointed audit firm may perform audits during regular business hours, not more than once in any calendar year during the Term and upon reasonable prior notice to Distributor. Cipher shall bear the audit fees unless such Third Party auditor determines that the amount actually due Cipher, in the aggregate, exceeds the amounts paid or deemed paid by Distributor hereunder by [***] or more, in which case Distributor shall bear the audit fees. Distributor shall forthwith pay any amounts discovered to be due pursuant to an audit together with interest (calculated according to Section 9.3) from the date such amounts were originally due and owing to Cipher. The results of the audit shall be final and binding upon the Parties.

6.11        Facility Audits.

(a)           Distributor and/or its nominee shall have the right to conduct an audit of any Approved Manufacturing Site(s) at which the Product is being Manufactured, of Manufacturing records (including batch records) relating to the production of such Product, if applicable, of the Contract Finisher(s)’ facility where Product is Packaged and of any correspondence between Cipher and the Regulatory Authority related to such Product or such facilities, in each case during business hours upon ten (10) Business Days prior written notice to Cipher but not more than once per calendar year during the Term of this Agreement, unless either Party, any Authority or any Third Party raises any questions about the quality of the Product which could have a material detrimental effect on the sales or use of the Product, in which case Distributor’s audit right shall not be subject to the foregoing annual limitation until the specific issue in question has been resolved, and Cipher shall promptly supply or cause its Approved Manufacturer to supply to Distributor all data and results relating to all Testing performed in connection with the issue in question.

(b)           Cipher and/or its nominee shall have the right to conduct an audit of the facilities and records of Distributor, and/or its SubDistributors relating to the Marketing, Testing, and storage of the Product and of any correspondence between Distributor, its SubDistributors and the Regulatory Authority related to the Product or such facilities, during business hours upon ten (10) Business Days prior written notice to Distributor not more than once per calendar year during the Term of this Agreement, unless any Authority or any Third Party raises any questions about the quality of the Product or the Testing, Marketing or storage thereof which could have a material detrimental effect on the sales or use of the Product, in which case Cipher’s audit right shall not be subject to the foregoing annual limitation until the specific issue or question has been resolved, and Distributor shall promptly supply to Cipher all data and results relating to all Testing performed by Distributor on the Product.

7.                                      INTELLECTUAL PROPERTY

7.1          Ownership of Cipher Intellectual Property. Cipher shall retain all of its rights, title and interest in and to all Product Technology, Cipher Trademarks, copyrights, and all other industrial and Intellectual Property embodied in or which covers the Product, in each case which is owned, held, or licensed by it as of the Effective Date or thereafter or developed, created or discovered by it or on its behalf during the Term. Except as otherwise expressly provided in this Agreement, Distributor has and shall have

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no right, title or interest in any Intellectual Property owned by or licensed to Cipher relating to the Product including the Product Technology and Cipher Trademarks or other Distributor Intellectual Property.

7.2          Ownership of Distributor Intellectual Property. Subject to the last sentence of Section 7.1, Distributor shall retain all of its right, title and interest in and to all copyrights and all other Intellectual Property owned, held, or licensed by it as of the Effective Date or thereafter developed, created or discovered by it or on its behalf during the Term, including the Trademarks. For clarification purposes, the Parties agree that nothing herein grants, or constitutes an agreement or obligation to grant, to Cipher, any Approved Manufacturer or any of their Affiliates or other Third Party any right, title or interest in, to or under any of the Trademarks.

7.3          Maintenance and Prosecution of Product Patents. The Parties acknowledge Distributor has been advised that, as between Cipher and Galephar: (i) Cipher is a licensee of Galephar and (ii) Galephar shall remain responsible for maintenance of Product Patents and shall bear all expenses associated therewith including prosecution, renewal and other fees necessary to obtain and maintain the Product Patents in full force and effect until the earlier of their expiration or the termination or expiration of this Agreement.

7.4          Notice of Patent Infringement.

(a)           Information Concerning Infringement. If either Party shall learn of (i) any claim or assertion that the Manufacture, Marketing, Testing or Packaging of the Product, or the use of the Product Technology or other Intellectual Property related to the Product infringes, misappropriates or otherwise violates the Intellectual Property rights of any Third Party, or (ii) the actual or threatened infringement, misappropriation or other violation by any Third Party of the Product Technology or other Intellectual Property related to the Product, then the Party becoming so informed shall as soon as reasonably practicable, but in all events within fifteen (15) Business Days thereof, notify the other Party of such claim or assertion, or actual or threatened infringement, misappropriation or other violation.

(b)           Potential Infringement. In the event either Cipher or Distributor learns of any Third Party patents which may cover the Manufacturing, Marketing or, if applicable, Testing or Packaging of the Product in the Territory, as carried out by Distributor in accordance with its rights under this Agreement, such Party will notify the other Party. The Parties agree to confer in good faith regarding such potential infringement risk and to explore reasonable alternatives for avoiding such risk and to provide such information to each other as either Party may reasonably request.

(c)           Third Party Claims; Defense by Cipher. If a Third Party files or threatens to file a claim, suit or action against Distributor claiming that a patent or other Intellectual Property right held by it is infringed, misappropriated or otherwise violated by the Manufacturing, Marketing or, if applicable, Testing or Packaging of the Product, and such claim, suit or action arises out of Distributor’s exercise of its rights under this Agreement, the Parties shall confer in good faith regarding such alleged infringement, misappropriation or other violation. Cipher may, but shall not be obligated to, defend any such claims, suits or actions. If Cipher elects to defend such claims, suits or actions, it shall notify Distributor that it has elected to do so. Cipher shall provide information to Distributor of the conduct of the defence of such claims, suits or actions as Distributor may reasonably request from time to time. Distributor will assist in the defence of any such claim, suit or action as reasonably requested by Cipher. The Parties shall bear [***] the cost of any payments made to Third Parties as a result of any actual or alleged infringement and all reasonable legal fees incurred by the Parties. Cipher shall not settle any such claim, suit or action if such settlement would impose on Distributor the obligation to pay any claim, without the prior express written consent of Distributor,

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(d)           Defense by Distributor. If Cipher elects not to defend against Third Party claims, suits or actions pursuant to Section 7.4(c), Cipher shall give notice of its decision to Distributor within reasonably sufficient time to permit Distributor to defend against such claims, suits or actions. If Distributor elects to defend such Third Party claims, suits or actions, it shall notify Cipher that it has elected to do so and shall notify Cipher in writing of its proposed legal counsel. Distributor’s choice of counsel shall be subject to Cipher’s approval, which approval shall not he unreasonably withheld. Distributor shall provide information to Cipher of the conduct of the defence of such claims, suits or actions as Cipher may reasonably request from time to time and Cipher shall assist in such defence as reasonably requested by Distributor. The Parties shall bear [***] the cost of any payments made to Third Parties as a result of any actual or alleged infringement and all reasonable legal fees incurred by the Parties. Distributor shall not settle any such claim, suit or action without the prior express written consent of Cipher.

(e)           Injunction. In the event Distributor is enjoined from Marketing the Product by a Third Party alleging infringement, misappropriation or other violation of its patent or other Intellectual Property right, Distributor’s obligations to pay the Minimum Net Sales Requirement and to Market the Product pursuant to Section 3.1 shall be held in abeyance until such time as said injunction is lifted and sales return to the levels in effect prior to the institution of the injunction at which point any obligations to pay the Minimum Net Sales Requirements and to Market the Product pursuant to Section 3.1 shall resume.(it being understood that the end date for the Minimum Net Sales Requirement and Marketing obligations pursuant to Section 3.1 shall be deemed extended for the amount of such eliminated period).

7.5          Cipher Trademarks Indemnified Infringement Claims. Cipher agrees that it shall, at its own cost and expense, defend, indemnify and hold harmless the Distributor Indemnitees from and against any and all liabilities, losses, damages, actions, claims and expenses suffered or incurred by the Distributor Indemnitees (including reasonable attorneys’ fees, court costs and expert witnesses’ fees) arising out of, resulting from or otherwise related to the Cipher Trademarks used by any Distributor Indemnitee as permitted by this Agreement (such claims the “Cipher Indemnified Infringement Claims”), provided that any such Cipher Indemnified Infringement Claim does not arise from Distributor’s breach of this Agreement, or arise from Distributor’s negligent or intentionally wrongful conduct. Cipher shall not indemnify any Distributor Indemnitees for any infringement action, other than the Cipher Indemnified Infringement Claims, that is initiated or otherwise brought by a Third Party (provided, however, that for purposes of clarification, the Parties agree that nothing in this Section 7.5 limits Cipher’s obligations to bear an equal share of any payments made to Third Parties as provided under Section 7.4(c) or Section 7.4(c) or indemnity obligations under Article 10 of this Agreement).

7.6          Distributor Trademarks Indemnified Infringement Claims. Distributor shall, at its own cost and expense, defend, indemnify and hold harmless the Cipher Indemnitees from and against any and all liabilities, losses, damages, actions, claims and expenses suffered or incurred by Cipher Indemnitees (including reasonable attorneys’ fees, court costs and expert witnesses’ fees) arising out of, resulting from or otherwise related to the Trademarks used by Distributor, its Affiliates, sublicenses, SubDistributors or agents as permitted by this Agreement (such claims the “Distributor Indemnified Infringement Claims”), provided that any such Distribution Indemnified Infringement Claim does not arise from Cipher’s breach of this Agreement, or arise from Cipher’s negligent or intentionally wrongful conduct (it being expressly understood that Cipher’s reasonable exercise of its rights hereunder with respect to this Agreement shall not he considered to be negligent or intentional wrongful conduct). Distributor shall not indemnify any Cipher Indemnitees for any infringement action, other than the Distributor Indemnified Infringement Claims, that is initiated or otherwise brought by a Third Party (provided, however, that for purposes of clarification, the Parties agree that nothing in this Section 7.6 limits Distributor’s obligations to bear an equal share of any payments made to Third Parties as provided under Sections 7.4(c) or Section 7.4(c) or indemnity obligations under Article 10 of this Agreement).

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7.7          Infringement of Product Technology by a Third Party.

(a)           Action by Cipher. Cipher may, but shall not be obligated to, commence, at its own expense, an infringement action against any Person infringing or allegedly infringing the Product Technology, including actions for direct or contributory infringement or misappropriation of Product Technology. Distributor shall cooperate with Cipher as reasonably requested, at Cipher’s expense. If Distributor so desires, it may join such action at its own expense, and Cipher shall not oppose any attempt by Distributor to join, or otherwise intervene in such action. Any and all amounts recovered with respect to such an action shall be applied first to reimburse the Parties for their out-of-pocket expenses (including reasonable attorney’s fees) in prosecuting such infringement or misappropriation. The remainder shall be [***] by Distributor and Cipher.

(b)           Action by Distributor. In the event that Cipher becomes aware of any Person infringing or potentially infringing the Product Technology, whether by direct or indirect infringement, or by misappropriation of Product Technology, it shall promptly decide whether to commence litigation against such Person. Cipher shall make such decision within fifteen (15) days of receipt or notification of a patent non-infringement or invalidity certification made under section 505(j) of the U.S. Food Drug and Cosmetic Act. In the event Cipher does not or elects not to commence an action against the Person responsible for the alleged or threatened infringement or misappropriation in the time frame specified in this Section 7.7(b), then Distributor may, but shall not be required to, prosecute the alleged infringement or threatened infringement. Distributor shall respond to any notice given to it within ten (10) days thereafter as to whether it will prosecute an alleged or threatened infringement or misappropriation, in order that Galephar has an opportunity to pursue such action if Distributor chooses not to do so. If Distributor wishes to prosecute an action, it shall act in its own name and at its own expense, unless in Distributor’s legal judgment it is necessary or advisable to join Cipher or Galephar to satisfy joinder or real party in interest rules governing litigation in Federal Courts or provisions of the Hatch Waxman Act. At Distributor’s expense, (i) Cipher shall cooperate and join with Distributor as necessary and reasonably requested, and (ii) Cipher shall require the cooperation and joinder of Galephar as necessary and reasonably requested. If Cipher so desires, it may join such action at a later date, at its own expense, and Distributor shall not oppose any attempt by Cipher to join or to have Galephar join, or otherwise intervene, in such an action. Any amounts recovered with respect to such an action shall be applied first to reimburse the Parties for their out-of-pocket expenses (including reasonable attorneys’ fees) in the prosecution of such infringement. The remainder shall be [***] by Distributor and Cipher.

(c)           Action by Galephar. In the event that neither Cipher nor Distributor elects to commence any action, pursuant to Section 7.7(a) or (b) above, Galephar may, but shall not be required to, prosecute the alleged infringement or threatened infringement at Galephar’s expense. At Cipher’s request, Distributor shall cooperate and join with Galephar as necessary and reasonably requested. Distributor shall not be entitled to any amounts recovered.

7.8          Trademarks.

(a)           License. Subject to the terms and conditions of this Agreement, Cipher hereby grants to Distributor an exclusive right within the Territory to use the Cipher Trademarks solely for the purposes of Marketing the Product under this Agreement. Such license shall not preclude Cipher and/or any Approved Manufacturer from using Cipher Trademarks within the Territory for: (i) other products other than the Product; or (ii) any Product that is to be Marketed or sold outside the Territory.

(b)           No Obligation to Use Trademarks. Distributor may use the Cipher Trademarks only as indicated on Schedule A and as designated by Cipher. Distributor may use its own Trademarks on Product Packaging, brochures and other promotional materials to identify itself as the distributor of the

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Product provided that Distributor has obtained the applicable Regulatory Approval. Notwithstanding any provision to the contrary, the Cipher trade name for which application has been made cannot be replaced without the prior written approval of Cipher.

(c)           Cipher Ownership. Distributor hereby agrees to and recognizes Cipher’s exclusive ownership or license rights of the Cipher Trademarks and the renown of the Cipher Trademarks. Distributor agrees not to take any action inconsistent with such ownership and further agrees to take any action, at Cipher’s expense, which Cipher reasonably deems necessary to establish and preserve Cipher’s exclusive rights in and to the Cipher Trademarks, including cooperating in the registration of the Cipher Trademarks on the trademark registry or other appropriate registration procedure in each jurisdiction in the Territory.

(d)           Distributor Ownership. Cipher hereby agrees to and recognizes Distributor’s exclusive ownership or license rights of the Trademarks and the renown of the Trademarks. Cipher agrees not to take any action inconsistent with such ownership and further agrees to take any action, at Distributor’s expense, which Distributor reasonably deems necessary to establish and preserve Distributor’s exclusive rights in and to the Trademarks including cooperating in the registration of the Trademarks on the trademark registry or other appropriate registration procedure in each jurisdiction in the Territory.

(e)           Cipher Goodwill. The Parties agree that all use of the Cipher Trademarks by Distributor shall be for the sole and exclusive benefit of Cipher and the goodwill and reputation accrued in connection with Distributor’s or its Affiliates’ or SubDistributors’ use of the Cipher Trademarks shall accrue solely to Cipher. In the event Distributor acquires any right, title or interest in or to or relating to the Cipher Trademarks for any reason, Distributor shall immediately assign or cause to be assigned ( in the case of Distributor’s Affiliates) at no cost to Cipher, all such right, title and interest, together with any related goodwill or reputation, to Cipher. Distributor agrees to promptly execute all documents reasonably requested by Cipher in connection with such assignment.

(f)            Distributor Goodwill. The Parties agree that all use of the Trademarks by Distributor and its Affiliates and SubDistributors shall be for the sole and exclusive benefit of Distributor, and the goodwill and reputation accrued in connection with Distributor’s or any Affiliate’s or SubDistributor’s use of the Trademarks shall accrue solely to Distributor. The Parties agree that Cipher and its Affiliates will have no rights to use (or to authorize the use by any Third Party) any of the Trademarks. Notwithstanding the foregoing, in the event Cipher, or any of its Affiliates acquires any right, title or interest in or to or relating to the Trademarks for any reason, Cipher shall immediately assign, or cause to be assigned (in the case of Cipher’s Affiliates), at no cost to Distributor, all such right, title and interest, together with any related goodwill or reputation, to Distributor. Cipher or its Affiliates shall promptly execute all documents reasonably requested by Distributor in connection with such assignment.

(g)           Infringement. Distributor agrees that only Cipher has the right to enjoin any infringement or registration by a Third Party of the Cipher Trademarks, provided, however, that Cipher may authorize Distributor to enjoin such infringement or registration. Distributor will assist in the prosecution of any such action as reasonably requested by Cipher at Cipher’s cost.

(h)           No Confusion. Distributor shall not adopt, use, or register any acronym, trademark, trade names, service mark or other marketing name that is confusingly similar to the Cipher Trademarks or the Cipher name, and shall not use the Cipher Trademarks or the Cipher name other than in connection with the Marketing of the Product pursuant to this Agreement. Cipher shall not adopt, use, or register any acronym, trademark, trade names, service mark or other marketing name that is confusingly similar to the Trademarks or Distributor name, and shall not use the Trademarks or Distributor name other than in connection with the Manufacturing and Testing of the Product pursuant to this Agreement or as otherwise set forth in this Agreement.

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7.9          Galephar’s Acknowledgement; Distributor’s Ability to Cure. Prior to or simultaneously with the execution of this Agreement, Galephar and Cipher shall execute an acknowledgement of this Agreement, acceptable to Distributor. In addition, should Galephar threaten to terminate or revoke any supply or license agreement due to Cipher’s failure to pass through payments for Product by Distributor, or otherwise make payments to Galephar, then Distributor shall have the right to pay Galephar directly for COGS and other payments which Cipher acknowledges and agrees are due to Galephar, and to reduce any monies owed Cipher by the amount paid to Galephar.

8.                                      CONFIDENTIALITY

8.1          Cipher’s Information. Except as provided in Section 8.3 or elsewhere in this Agreement, Distributor shall maintain all Confidential Information provided by Cipher to Distributor, whether in writing, electronically, orally or through access to Cipher’s premises, in strict confidence. Such information shall remain the property of Cipher, and Distributor shall not use the same for or on behalf of any Person or entity other than Cipher or make use of any such information except as permitted by this Agreement without the express prior written approval of Cipher.

8.2          Distributor’s Information. Except as provided in Section 8.3 or elsewhere in this Agreement, Cipher shall maintain all Confidential Information provided by Distributor to Cipher, whether in writing, electronically, orally or through access to Distributor’s premises, in strict confidence. Such information shall remain the property of Distributor, and Cipher shall not make use of any such information except as permitted by this Agreement without the express prior written approval of Distributor.

8.3          Exceptions. The covenants of the receiving Party contained in Section 8.1 and Section 8.2 shall not apply to Confidential Information that the receiving Party can reasonably demonstrate by competent proof is: (a) required to be disclosed by Law or a court or other Authority pursuant to (i) regulatory filings; (ii) prosecuting or defending litigation; (iii) complying with applicable Law and orders or decisions of any Official Body having jurisdiction; (iv) necessary to the limited extent only to conducting pre-clinical or clinical trials of Product and persons involved in such trials are bound by similar terms of confidentiality; or (b) disclosed to Affiliates who agree to be bound by similar terms of confidentiality. Notwithstanding any provision herein to the contrary, nothing herein shall prevent or prohibit any disclosure of any information concerning this Agreement (A) required under applicable securities Laws and the rules and regulations of any stock exchange or market system on which any Party’s securities are or may be traded, (B) by either Party in connection with an Approved Transaction (as defined below), where prospective parties or the other party or parties to such Approved Transaction have entered into confidentiality agreements with the Party concerning such Confidential Information, (C) to either Party’s financial advisors or legal advisors who have agreed to the limitations on disclosure contained herein and/or (D) to investment bankers and/or financing sources in connection with bona fide financing transactions involving either Party or an Affiliate who have agreed to the limitations on disclosure contained herein. For the purposes of this Agreement, each of the following shall constitute an “Approved Transaction”: (i) the issuance by either Party of securities in connection with any financing transaction or public offering, and/or (ii) a merger, consolidation or other similar transaction involving either Party (i.e., wherein another entity acquires all or substantially all of that Party’s equity interests or assets). If a Party is required or permitted to make a disclosure of the other Party’s Confidential Information pursuant to this Section 8.3, it will use Commercially Reasonable Efforts to (I) limit the scope of the Confidential Information disclosed and the number of persons to whom such Confidential Information is disclosed, in each case to the minimum extent required to address the reason such disclosure is permitted hereunder and (II) secure confidential treatment of such Confidential Information and comply with any applicable provisions of Section 12.6.

8.4          Publications. A Party primarily responsible for a proposed publication (excluding any publication required under applicable securities Laws, which shall be subject to the provisions of Sections

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8.3 and Section 12.6) relating to the Product in the Territory (the primary purpose of which is not advertising or promotion), whether written or oral, shall, at least thirty (30) days before presentation or submission of the proposed publication to a Third Party, submit such proposed publication to the other Party for review in connection with obtaining or preserving Intellectual Property rights and/or to determine whether such other Party’s Confidential Information is contained therein and should be modified or deleted. The receiving Party shall have thirty (30) days in which to review and consent to each proposed publication. The Parties may mutually agree to extend the review period for an additional thirty (30) days when the receiving Party provides a reasonable need for such extension, including, but not limited to, the preparation and filing of pertinent patent applications.

9.                                      TERM AND TERMINATION OF AGREEMENT

9.1          Term. The term of this Agreement shall commence on the Effective Date and continue for ten (10) years from the date of the Commercialization Milestone is achieved, unless earlier terminated pursuant to Section 9.2 (the “Initial Term”). Distributor shall have the right to renew the Agreement for two (2) additional five (5) year periods (each a “Renewal Term” and together with the Initial Term, the “Term”) by providing at least six (6) months written notice to Cipher prior to the expiry of the then current Term.

9.2          Termination.

(a)           Material Breach. A Party shall have the right to terminate this Agreement upon prior written notice to the other Party for material breach of this Agreement by the other Party (which includes any failure by Distributor to pay amounts when due to Cipher in accordance with the terms of this Agreement or failure to meet the performance obligations set forth in Section 3.1). Any notice of material breach shall specify the breach in reasonable detail. Unless otherwise provided in this Agreement (including, without limitation, Sections 5.3, 6.6 and 6.8 hereof), the termination shall be effective thirty (30) days after receipt of the written notice, unless the breaching Party cures the breach within that thirty (30) day notice period, or, if such breach is incapable of cure within such thirty (30) day period, the breaching Party has commenced good faith efforts to cure such breach within such thirty (30) day period and cures such breach within three (3) months after the receipt of the notice of material breach. Notwithstanding the foregoing, the cure period regarding any breach associated with the quarterly marketing obligations outlined in Section 3.1 will expire at the end of the following quarter, provided that the marketing obligations for such following quarter are also satisfied in such quarter.

(b)           Bankruptcy and Insolvency. A Party shall also have the right to terminate this Agreement in the event that a court of competent jurisdiction declares the other Party insolvent or bankrupt, or a bankruptcy proceeding is commenced against the other Party or the other Party files a proposal, assignment for the benefit of creditors, arrangement, composition or seeks similar relief under any applicable bankruptcy law or the other Party is in receivership, in which case termination shall be effective upon written notice to that effect.

(c)           Assignment to Competitor. Cipher may terminate this Agreement as contemplated by the last sentence of Section 12.5 hereof.

9.3          Interest Payments. Any payments to be made to Cipher pursuant to this Agreement and which have not been made within the timeframes set forth in this Agreement shall accrue interest from the date payment was originally due at a floating annual rate of [***] above the commercial prime rate of interest as published in The Wall Street Journal, or similar publication if The Wall Street Journal is no longer published. Additionally, Distributor shall be responsible for all reasonable attorneys’ fees, witness

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fees and court costs and other costs incurred by Cipher to recover amounts owing to it hereunder following termination of this Agreement.

9.4          Accrued Rights, Surviving Obligations. Termination or expiration of this Agreement shall not affect any accrued rights of either Party. Distributor’s obligations under Sections 3.6, 4.5, 5.1, 5.2, 5.3, 6.9, 6.11(b) and both Party’s obligations under Sections 6.10, 7.1, 7.2, 7.5, 7.6, 7.8(e), 7.8(f), 9.3, 9.4, 9.5, 9.6 and 9.7, and Articles 8, 10, 11 (solely with respect to the representations, warranties and related provisions contained therein, which shall survive to the extent necessary to give effect to the rights and remedies (and limitations thereof)), and Article 12 of this Agreement shall survive termination or expiration of this Agreement.

9.5          Transitional Matters.

(a)           Upon expiration or termination (other than pursuant to Section 9.2(a) for a material breach by Distributor) of the Agreement, Distributor may, where permitted by Law, sell the Product then in its inventory for a period of [***] thereafter (the “Sell-Off Period”), all in accordance with the terms of this Agreement. Notwithstanding the foregoing, Cipher shall, at its sole option, have the right to either provide distribution exclusivity during the Sell-Off Period or repurchase during the Sell-Off Period unsold product in inventory, with a shelf-life of at least [***], at the Purchase Price paid by Distributor for such unsold Product. Promptly after the expiration of the Sell-Off Period, Distributor will, at its cost, destroy any unsold Product remaining in its inventory and will provide appropriate evidence of such destruction to Cipher or, at Cipher’s request, will return such inventory to Cipher at Cipher’s cost. Cipher will have the right to cancel any purchase orders placed by Distributor which were accepted by Cipher prior to such termination or expiration, and which require delivery of Product after the date of termination or expiration including during the Sell-Off Period.

(b)           Upon termination of this Agreement, Distributor and Cipher shall at their own expense use best efforts to ensure that the continuity of patient care is not disrupted including transferring of managed care contracts, adverse event reporting, and dealing with supply chain matters. In addition, Distributor will remain responsible for returned Product sold prior to termination of this Agreement and Cipher will be responsible for returned Product sold following termination of this Agreement. For the purpose of identifying the responsible party, Product will he tracked via lot numbers.

9.6          Transfer of Approvals. Upon expiration or termination of the Agreement, Distributor shall to the extent permitted by applicable Law, promptly transfer or cause to be transferred to Cipher all Approvals relating to the Product that are in the name of Distributor, at Distributor’s cost (except in the case of any termination by Distributor under Sections 9.2(a) or 9.2(b), in which case Cipher shall bear such costs).

9.7          Effect of Termination. Termination of this Agreement shall not operate to release either Party from any obligation or liability incurred under this Agreement prior to or upon termination hereof or which, by the terms hereof, survives termination. Upon any termination of this Agreement, except to the extent required for the purposes of Section 9.5, (i) all licenses and rights granted to Distributor hereunder shall immediately terminate, (ii) all rights, properties and interests granted by Cipher to Distributor shall immediately revert to and become fully vested in Cipher and Distributor shall return to Cipher all copies of documents regarding the Product and all Confidential Information supplied by Cipher, and (iii) Distributor shall promptly assign all existing contracts, agreements, and approvals with Other Authorities to Cipher. For the avoidance of doubt, the Parties acknowledge that Cipher shall have no rights to the Trademarks following any termination of this Agreement.

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH [***] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

9.8          Notice of Non-Renewal. If Distributor does not exercise its renewal rights pursuant to Section 9.1 or upon the delivery by Cipher of any notice of termination of this Agreement or delivery by Distributor of any notice of termination of this Agreement that is accepted by Cipher, Cipher may, prior to the termination of this Agreement, enter into negotiations with any other Person to Market the Product in the Territory following termination and no notice is required to Market the Product in the Territory after the effective date of the termination.

10.                               INDEMNITY

10.1        Indemnification by Cipher. Cipher agrees to and hereby does indemnify, defend and hold the Distributor Indemnitees harmless from and against all losses, claims, damages, costs and expenses, including reasonable attorneys’ fees that directly result from Third Party claims, actions or proceedings (collectively, “Losses”) arising from: (a) the breach of any representation, warranty, covenant or obligation by Cipher hereunder (except for that relating to infringement indemnification, the provisions for which are exclusively limited to Section 7.5), (b) any negligent act or omission, or wilful misconduct of Cipher or its Affiliates or any of its Approved Manufacturers or, as applicable, any of its Contract Finishers, (e) the Marketing of the Product inside the Territory by or on behalf of Cipher or any of its Affiliates (other than by Distributor or SubDistributors), or (d) the death or injury to any person or damage to property resulting from the failure of Cipher, its Affiliates or any of its Approved Manufacturer or Contract Finisher to Manufacture, Package, store or ship the Product in accordance with cGMP, the Regulatory Approvals or other applicable Laws, except to the extent such death or injury to person or property is due to a circumstance described in Section 10.2 hereof.

10.2        Indemnification by Distributor. Distributor agrees to and hereby does indemnify and hold the Cipher Indemnitees harmless from and against all Losses arising from: (a) the breach of any representation, warranty, covenant or obligation by Distributor, its Affiliates or any SubDistributor hereunder, or (b) the death or injury to person or damage to property resulting from (i) sale or use of a pharmaceutical product which is not supplied by or on behalf of Cipher or any of its Approved Manufacturers or any of their respective Affiliates or agents pursuant to this Agreement and which is sold or combined by Distributor or any SubDistributor with the Product, (ii) the improper handling, storage or transport of the Product by Distributor, its Affiliates, or any SubDistributor or their respective agents, (iii) the unauthorized alteration, modification, or adulteration of the Product by Distributor, its Affiliate, or any SubDistributor, (iv) any representations or warranties made by Distributor or any of its Affiliates or SubDistributors with respect to the Product (other than the Packaging approved by the Regulatory Authority), except in any such case to the extent such death or injury to person or property is due to a circumstance described in Section 10.1(d) hereof.

10.3        Procedure. The Party seeking indemnification under Sections 10.1 or 10.2 (the “Indemnified Party”) shall promptly notify the other Party (the “Indemnifying Party”) in writing of all matters which may give rise to the right to indemnification hereunder; provided, however, that failure to promptly give the notice provided in this Section 10.3 shall not be a defense to the liability of the Indemnifying Party for such claim, unless the Indemnifying Party is prejudiced thereby. The Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge any such matter covered by this Article 10. The Indemnifying Party shall have the right, with the consent of the Indemnified Party to settle all indemnifiable matters under this Article 10 related to claims by Third Parties which are susceptible to being settled, provided that no such consent of the Indemnified Party is required if the Indemnified Party is not required to make any admission of liability or is not financially compromised as a result of the settlement. In connection with any claim giving rise to indemnity under this Article 10 resulting from or arising out of any claim or legal proceeding by a Person other than the Indemnified Party, the Indemnifying Party at its sole cost and expense may, upon written notice to the Indemnified Party and an acknowledgement of its indemnity obligations hereunder, assume the defense of any such claim or legal

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proceeding. If the Indemnifying Party assumes the defense of any such claim or legal proceeding, the Indemnifying Party shall select counsel to conduct the defense of such claims or legal proceedings and, at the Indemnifying Party’s sole cost and expense (which costs and expenses shall not be applied against any indemnity limitation herein), shall take all steps necessary in the defense or settlement thereof. The Indemnified Party shall be entitled to participate in (but not control) the defense of any such action, with its own counsel and at its own expense, and shall be entitled to any and all information and documentation relating thereto. If the Indemnifying Party does not assume (or continue to diligently and competently prosecute) the defense of any such claim or litigation resulting therefrom in accordance with the terms hereof, the Indemnified Party may, at the Indemnifying Party’s reasonable expense, defend against such claim or litigation in such manner as it may deem appropriate, but may not settle such claim or litigation without the consent of the Indemnifying Party. The Indemnified Party will cooperate reasonably with the Indemnifying Party in its efforts to conduct or resolve such matters, including by making available to the Indemnifying Party relevant documents and witnesses. The Indemnified Party and the Indemnifying Party shall keep each other informed of all settlement negotiations with Third Parties and of the progress of any litigation with Third Parties. The Indemnified Party and the Indemnifying Party shall permit each other reasonable access to books and records and shall otherwise cooperate with all reasonable requests of each other in connection with any indemnifiable matter resulting from a claim by a Third Party.

10.4        Claims Related to Active Ingredient Side Effects. Cipher and Distributor agree to [***] any Losses incurred by either of them or any of the Distributor Indemnitees and the Cipher Indemnitees arising from any ADEs resulting from adverse side effects of the Active Ingredient (but excluding those side effects resulting a manufacturing defect or error) and each Party shall promptly notify the other Party in writing of any such claims and the Parties shall jointly agree and decide on a defense strategy and choice of counsel and shall share all costs related thereto. No settlement to such claims shall be made without the consent of both Parties.

10.5        Indemnification Not Sole Remedy. Each Party hereby acknowledges that the indemnification provided for under this Article 10 shall in no manner limit, restrict or prohibit (unless liability is otherwise expressly limited by the terms of this Agreement) either Party from seeking any recovery or remedy provided at law or in equity from the other Party in connection with any breach or default by such other Party of any representation, warranty or covenant hereunder, including injunctive relief for breach of Section 2.3.

10.6        Insurance. Each Party shall, and shall cause their respective Affiliates, SubDistributors, licensees and sublicensees, as required, upon the Effective Date and continuing throughout the Term and for a period of not less than [***] following the termination or expiration of this Agreement, carry or be subject to coverage (as a named insured) under product liability insurance in an amount of not less than [***] combined single limit, which insurance shall be written on a “claims-made” policy basis with an insurance carrier rated at least A- by Bests Rating Service or a comparable rating by a comparable rating service. Each Party shall provide the other Party with evidence of coverage contemplated hereby, in the form of certificates of insurance as reasonably requested in writing. Each Party shall provide written notice to the other Party fifteen (15) days prior to any material change, cancellation or non-renewal of the policy.

11.                               REPRESENTATIONS, WARRANTIES AND COVENANTS; LIMITATIONS OF LIABILITY

11.1        Representations, Warranties and Covenants of Both Parties.

(a)           Organization and Authority. Each Party represents and warrants that it (i) is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, (ii) is qualified to do business in each other’s jurisdiction in which the conduct of its business requires such

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qualification including the Territory, (iii) is in compliance with all applicable Laws, relating to its business and assets, and (iv) is not in material default of its memorandum or articles of association, its certificate of incorporation or by-laws or all other constituent documents as the case may be, except in the case of (ii) and (iii) where such failure to qualify or he in compliance would not have a material adverse effect on the business and assets of such Party or the performance of this Agreement by such Party.

(b)           Due Authorization and Enforceability. Each Party represents and warrants that (i) it has full authority to execute, deliver and perform its obligations under this Agreement, (ii) that this Agreement has been duly executed and delivered by such Party, and constitutes the legal, valid and binding obligations of such Party and is enforceable against such Party in accordance with its terms, and (iii) that the execution, delivery and performance of this Agreement will not violate, be inconsistent with or result in a default under or creation of lien or encumbrance under (except as specifically contemplated by this Agreement) (A) the memorandum or articles of association, certificate of incorporation or by-laws or other constituent documents, as the case may be, of any Party and/or its Affiliates, (B) any material agreement, contract, license understanding or instrument binding upon or affecting such Party or its properties or assets, whether express, implied, written or oral, or (C) any applicable Laws affecting either Party or its properties or assets, except where such violation would not have a material adverse effect on the business and assets of such Party.

(c)           Import and Product Handling. Each Party covenants that it will and will cause its Affiliates and agents and, in the case of Distributor, its SubDistributors, and, in the case of Cipher, its Approved Manufacturer(s) and, if applicable, Contract Finisher(s) to, comply with all applicable Laws relating to the importation, warehousing, storage, Manufacturing, Marketing, Packaging and Testing of the Product applicable to such Laws and will ensure that all required Approvals are in effect and will maintain such Approvals in good standing

(d)           Rights to Grant. Cipher represents and warrants that it has the sole, exclusive and unencumbered right to grant the rights (including any license) herein granted to Distributor, and that neither Cipher, nor to Cipher’s knowledge, any other Person has granted any option, license, right or interest in or to the Product to any Third Party which could conflict with the rights granted by it under this Agreement in the Territory.

(e)           Maintenance of Galephar Licenses and Rights. Cipher represents and warrants that the Galephar License Agreement in the form attached hereto as Schedule G is a true and complete copy of such agreement and that such agreement has not been subsequently amended, modified or supplemented. The Galephar License Agreement and all related agreements between Cipher and Galephar that relate to the Product, the Product Technology, the Product Patents and the Product Know-How are in full force and effect, and neither Cipher nor Galephar is in default under or in breach of any provision thereof. Cipher further represents and warrants that (i) it and Galephar are the sole parties to the Galephar License Agreement as a result of the merger of Cipher Pharmaceuticals Ltd. into Cipher; and (ii) to Cipher’s knowledge, the rights granted to it by Galephar are not and will not be subject to any security interest or agreement which could cause the licenses granted to it thereunder to be terminated. Cipher will maintain its licenses and rights from Galephar in good standing throughout the Term.

(f)            Trademarks. Cipher represents and warrants that, to its knowledge, it has all rights to the Cipher Trademarks and that such trademarks are valid. Distributor represents and warrants that, to its knowledge, it has all rights to the Trademarks and such trademarks are valid.

(g)           Intellectual Property. Cipher owns or has the exclusive worldwide license to all intellectual property (including all Intellectual Property), assets, licenses and approvals necessary to make, have made, use, sell, offer for sale and import the Products on an exclusive basis and will possess all such

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rights during the Term as may be necessary to promote, Market, Distribute and sell the Product in the Territory itself and/or through Distributor or its Affiliates as contemplated by this Agreement. Cipher further has the right and ability to initiate patent litigation against Third Parties based upon an alleged or suspected infringement of the Product Patents, and to require the joinder of Galephar in such litigation.

(h)           No Claims. Except as set forth in Schedule 11.1(h), Cipher represents and warrants that there has not been any proceeding at any time since the date of the Galephar License Agreement, and none is currently pending or, to the knowledge of Cipher, threatened against, Cipher or any of its Affiliates, relating to or otherwise arising from (i) product liability claims or claims for death or bodily injury relating to the Product, or (ii) infringement, misappropriation or other conflict with any intellectual property or other rights of any Person relating to the Product or any Cipher Trademarks, or (iii) the promotion, Marketing, Manufacture, Distribution or sale of the Product. To the knowledge of Cipher, Distributor’s Marketing, sale and Distribution of the Product as contemplated by this Agreement shall not infringe or otherwise violate the Intellectual Property rights of any Third Party.

(i)            Notice of Default and Amendments. Cipher covenants (i) that it will give Distributor notice of any breach or default, or claimed breach or default, of the Galephar License Agreement within two (2) days of when it receives or provides a notice of breach or default, (ii) that it will not waive or amend any provision of the Galephar License Agreement (to the extent such amendment or waiver specifically impacts the Product) or terminate the Galephar License Agreement, in each case, without the prior written consent of Distributor, (iii) in the event Galephar is the subject of a case or proceeding under Title 11 of the United States Code or similar case or proceeding under foreign law, Cipher will elect to continue as licensee to Galephar’s intellectual property. To the extent Cipher defaults under the Galephar License Agreement due to Cipher’s failure to make payments to Galephar owing thereunder, Distributor shall have the right to pay Galephar directly for such amounts and to set-off any monies owed by Distributor to Cipher by such amounts paid to Galephar by Distributor.

11.2        No Other Warranties. The warranties of Cipher set forth in this Article 11 are in lieu of all other warranties, express or implied, and specifically, without limitation, Cipher disclaims any implied warranty of merchantability or fitness for a particular purpose.

11.3        Quality Assurance Representations, Warranties and Covenants.

(a)           Cipher, in its own name and on behalf of any of its Approved Manufacturers, Contract Finishers and Affiliates engaged in the performance of the actions contemplated hereby, including the Manufacture, sale and delivery of Product hereunder, hereby represents, warrants and covenants to Distributor that all Product or Authorized Generic that Cipher or any of Cipher’s Approved Manufacturers or Affiliates Manufactures, supplies and delivers under and pursuant to this Agreement will:

(i)            conform in all material respects to the Specifications at time of release;

(ii)           be free and clear from all material liens, encumbrances and defects of title, other than those that arise directly as a result of actions taken by Distributor; and

(iii)          comply with the requirements under the GMP standards, the Regulatory Approvals and the Other Approvals, as applicable, the Act and any other applicable Law in the Territory, and will not, at the time of such delivery, (i) be adulterated or misbranded within the meaning of the Act, or (ii) be an article which may not, under the provisions of the Act, be introduced into interstate commerce.

(iv)          shall furnish to Distributor a certificate of analysis for each lot of the Product shipped to Distributor, and a certificate that such lot meets the quality control standards set forth

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in the relevant approved application for Regulatory Approval all well as the annual certificate of compliance.

(b)           Distributor shall be responsible for storing Product under appropriate conditions as specified in labelling and for Marketing, Testing, Distribution and sale in full compliance with the applicable GMP standards, the Regulatory Approvals, the Other Approvals, the Act and the applicable Law. Distributor shall have received and shall be in current compliance with all Approvals of any Authority as may be required to Market the Product pursuant to this Agreement.

(c)           None of Distributor, Distributor’s Affiliates or SubDistributors shall, in bad faith, disrupt or cause the disruption of the supply of the Product into the marketplace in the Territory.

(d)           Cipher or its Approved Manufacturer(s) shall have received, and shall be in current compliance with, all Approvals of any Regulatory Authority as may be required to Manufacture and/or to supply the Product pursuant to this Agreement, and, as of the Effective Date, Cipher or, to its knowledge, any Approved Manufacturer has not received any warning letters or similar regulatory letters from any Regulatory Authority within the last three years with respect to the Product which Cipher has not disclosed to Distributor or which prevents the Manufacture and supply of the Product. The NDA has been approved and such approval is currently in full force and effect.

(e)           Each Party represents and warrants to the other Party that it has not engaged in any conduct or activity which could justify a Regulatory Authority debarment action, and no disbarment proceedings are currently underway or, to its knowledge, contemplated against it or any of its employees and, to its knowledge, neither its Approved Manufacturer nor any of its Contract Finishers has engaged in conduct that would justify a Regulatory Authority disbarment action and no proceedings are currently underway or contemplated against any of its Approved Manufacturers or Contract Finishers or any of their employees.

11.4        Limitation of Liability. Except in the case of fraud or wilful misconduct on behalf of any Party, in no event shall either Party or its Affiliates be liable to the other Party in connection with this Agreement for any indirect, incidental, punitive or special damages, including loss of profits, goodwill or revenue, data or use, whether in contract or tort or based on a warranty, even if a Party has advised the other Party of the possibility of such damages.

12.                               MISCELLANEOUS

12.1        Governing Law. This Agreement shall be governed by laws of New York, excluding its choice of law provisions. The Parties hereby agree to exclude the application of the International Sale of Goods Act.

12.2        Dispute Resolution. The Parties recognize that any dispute, controversy or claim arising under or relating to this Agreement, excluding any claims relating to patent scope, validity or infringement, (collectively, a “Dispute”) may from time to time arise during the Term of this Agreement. It is the objective of the Parties to establish procedures to facilitate the resolution of disputes arising under this Agreement in an expedient manner by mutual cooperation and without resort to litigation. To accomplish this objective, the Parties agree to follow the procedures set forth in this Section 12.2 if and when a dispute arises under this Agreement. Each Party shall designate an individual (the “Responsible Person”) to whom disputes shall be initially referred. Such Responsible Person shall be (i) in the case of Cipher, a person having managerial responsibility in the functional area of dispute and (ii) in the case of Distributor, a person having direct reporting responsibility to the Chief Executive Officer of Distributor. Disputes under this Agreement between the Parties shall be submitted to the other Party’s Responsible Person. The Responsible

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH [***] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Persons will meet and hear the disputed matter in as timely a manner as possible. If the Responsible Persons are unable to reach a decision within ten (10) days, such matter shall be referred for resolution to the Chief Executive Officer of Cipher and the Chief Executive Officer of Distributor (or such other officer exercising the duties of such office). Such submission shall be made with each Party submitting a statement as to the disputed matter and the Responsible Persons providing a joint statement as to which matters they were unable to agree upon. In the event that a dispute is not resolved by the foregoing procedures within thirty (30) days of first being submitted by a Party, the Responsible Persons shall select a mediator with appropriate expertise in the subject matter to which the dispute relates who will be engaged to attempt to resolve the dispute. Such mediation shall be conducted using the Commercial Mediation Procedures of the American Arbitration Association. If the Parties are unable to resolve their dispute through mediation within forty-five (45) days after selection of the mediator, the matter shall be finally settled exclusively by arbitration under the International Arbitration Rules of the American Arbitration Association (the “Rules”), provided however that nothing herein shall prevent or prohibit any Party from seeking injunctive/equitable relief in any court within appropriate jurisdiction. Either Party may, by written notice to the other, have a Dispute referred to arbitration. Unless otherwise agreed in writing, any arbitration shall be conducted in the English language and shall be held in New York City, New York, and heard by a panel of three (3) arbitrators. Each party shall nominate one arbitrator. The third arbitrator, who will be chairman of the arbitral tribunal, shall be appointed in accordance with the Rules. The decision and award of the arbitral tribunal shall be final and binding and may be entered in any court of competent jurisdiction, for which purpose, and for all other purposes under this Agreement, including matters relating to injunctive or equitable relief, each party hereto submits to the jurisdiction and venue of the U.S. District Court for the Southern District of New York. The costs of any such arbitration shall be allocated as follows: (i) if the arbitrators rule in favor of one Party on all disputed issues in the arbitration, the losing Party shall pay 100% of such fees and expenses; and (ii) if the arbitrators rule in favour of one Party on some issues and the other Party on other issues, the arbitrators shall issue with the ruling a written determination as to how such fees and expenses shall be allocated between the Parties. The arbitrators shall allocate fees and expenses in a way that bears a reasonable relationship to the outcome of the arbitration, with the Party prevailing on more issues, or on issues of greater value or gravity, recovering a relatively larger share of its legal fees and expenses. Each Party is required to continue to perform its obligations under this Agreement pending final resolution of the Dispute. In no event will a demand for arbitration hereunder be made after the date when institution of a legal or equitable proceeding based upon such Dispute would otherwise be barred by the applicable statute of limitations. Nothing herein shall preclude either Party from seeking injunctive relief against the other Party in a court of law.

12.3        Entire Agreement; Amendments. This Agreement, including the Schedules hereto, sets forth the entire terms of the supply and distribution arrangement between the Parties hereto and, except as otherwise set forth herein, supersedes and terminates all prior agreements and understandings between the Parties. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party.

12.4        Notices. When a Party is required or permitted to give notice under this Agreement, the notice shall be in writing, shall specifically refer to this Agreement and shall be deemed to have been sufficiently given and received for all purposes within (i) two (2) days if the Party sent the notice by internationally recognized express delivery service, (ii) one (1) day if the Party sent the notice by facsimile transmission, with transmission confirmed, or (iii) immediately if the Party personally delivered the notice. Unless otherwise specified in writing, the mailing addresses of the Parties shall be as described below.

For Cipher:	Cipher Pharmaceuticals Inc.
5650 Tomken Road, Unit 16
Mississauga Ontario 1.4W 4P1

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH [***] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Facsimile:
Attention: Larry Andrews

With a copy sent
simultaneously to:	Torys LLP
79 Wellington Street W
Toronto, Ontario M5K 1N2

Facsimile:
Attention: Cheryl Reicin

For Distributor:	Vertical Pharmaceuticals Inc.
2400 Main Street, Suite 6
Sayreville, New Jersey 08872, U.S.A.

Facsimile:
Attention: Greg Voyles

With copies sent
simultaneously to:	Waller Lansden Dortch & Davis, LLP
511 Union Street, Suite 2700
Nashville, Tennessee 37219, U.S.A

Attention: Hunter Rost, Esq.
Facsimile:

12.5        Assignment. Neither Party shall assign or otherwise transfer this Agreement or any interest herein or right or obligation hereunder without the prior written consent of the other Party and any such purported assignment, transfer or attempt to assign or transfer any interest herein or right hereunder shall be void and of no effect; provided, however, that a Party may assign its rights and obligations hereunder to an Affiliate or to a transferee or acquirer of, or successor to, its assets or securities in the event of a merger, sale of stock, sale of assets or other transaction without the prior consent of the other Party; provided, further that (i) in the case of an assignment to an Affiliate, the assigning Party shall remain responsible for all of its obligations and agreements set forth herein, notwithstanding such assignment, and (ii) in the case of a merger, sale of stock, sale of assets or other transaction, such transferee or successor shall assume in writing the obligations of the party to which it is the transferee or successor; and (iii) either Party may have its Affiliates perform its obligations hereunder; provided that the delegating Party shall remain responsible for all of its obligations and agreements set forth herein, notwithstanding such delegation. Notwithstanding the foregoing, Cipher shall have the right to terminate this Agreement in the event that Distributor makes any assignment or transfer through merger, sale stock, sale of assets or otherwise, to any person or entity that directly or indirectly, through Affiliates, SubDistributors or otherwise, Markets a Competing Product in the Territory.

12.6        Public Announcements. Neither Party shall make any publicity releases, conduct interviews or otherwise disseminate Confidential Information concerning (i) the Product (the purpose of which is not advertisement or promotion), (ii) this Agreement or its terms, or (iii) either Party’s performance hereunder, to communication media, financial analysts or others, in each case, without the prior written approval of the other Party. Either Party may, upon written notice to the other, make any disclosure in filings with Authorities as required by Law or applicable court or other order; provided, however, that the other Party shall have not less than three (3) Business Days to review and comment on such disclosures and filings unless a shorter period is necessitated by securities laws.

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH [***] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

12.7        Severance. If any Official Body Or Regulatory Authority having jurisdiction over either Cipher or Distributor declares any Article or part thereof invalid or any such Official Body or Regulatory Authority deems any Article or part thereof to be contrary to any Laws, then such Article or part thereof shall be deemed stricken from this Agreement in that jurisdiction. To the extent possible the Parties shall revise such invalidated Article or part thereof in a manner that will render such provision valid without impairing the Parties’ original intent.

12.8        Non-Waiver. The failure of a Party in any one or more instances to insist upon strict performance of any of the terms and conditions of this Agreement shall not be construed as a waiver or relinquishment, to any extent, of the right to assert or rely upon any such terms or conditions on any future occasion. Except as otherwise specified, all rights, remedies, undertakings, obligations and agreements contained in this Agreement shall be cumulative and none of them shall be a limitation of any other remedy, right, undertaking, obligation or agreement.

12.9        Further Documents. Each Party hereto agrees to execute such further documents and take such further steps as the other Party reasonably determines may be necessary or desirable to effectuate the purposes of this Agreement.

12.10      Force Majeure. No Party shall be in breach of this Agreement, or liable to the other Party, for any delay or failure of performance to the extent such delay or failure is caused by Force Majeure, provided that the Party claiming Force Majeure gives prompt written notice to the other Party of the occurrence of an event of Force Majeure and uses its Commercially Reasonable Efforts to overcome the same. In the event of Force Majeure, the Parties agree to discuss the circumstances and effects thereof, including the effects on Distributor’s obligations under this Agreement, and appropriate mechanisms to address such circumstances and effects.

12.11      Foreign Corrupt Practices Act. Cipher and Distributor each agrees that it shall comply with the requirements of the U.S. Foreign Corrupt Practices Act or any successor Law or Law to similar effect (the “Foreign Corrupt Practices Act”) and shall refrain from any payments to Third Parties or any other acts or omissions which would cause Cipher or Distributor to violate the Foreign Corrupt Practices Act.

12.12      Disclaimer of Agency. This Agreement shall not constitute either Party the legal representative or agent of the other Party, nor shall either Party have the right or authority to assume, create, or incur any Third Party liability or obligation of any kind, express or implied, against or in the name of or on behalf of another except as expressly set forth in this Agreement. None of Distributor, its directors, officers, agents or employees shall be considered employees agents or legal representatives of Cipher for any purpose.

12.13      Construction. The language in all parts of this Agreement shall be construed, in all cases, according to its fair meaning. The Parties acknowledge that each Party and its counsel have reviewed and revised this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party shall not be employed in the interpretation of this Agreement. The words “hereof’, “herein”, “hereto” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa. The terms “dollars” and “S” shall mean United States dollars. Whenever used herein, the words “include”, “includes” and “including” shall mean ‘include, without limitation,” “includes, without limitation” and “including, without limitation,” respectively, even when not explicitly so stated. The masculine, feminine or neuter gender and the singular or plural number shall each be deemed to include the others whenever the context on indicates.

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH [***] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Whenever in this Agreement the consent or approval of a Party is required or permitted, such consent or approval shall not be unreasonably withheld, conditioned or delayed.

12.14      Counterparts. This Agreement shall become binding when any one or more counterparts hereof, individually or taken together, shall bear the signatures of each of the Parties hereto. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against the Party whose signature appears thereon, but all which taken together shall constitute but one and the same document.

12.15      TriGen Laboratories, Inc. TriGen Laboratories, Inc., a New Jersey corporation under common ownership with Distributor (“TriGen”), hereby joins this Agreement for the sole purpose of this Section 12.15, and agrees that to the extent Distributor requires additional funds to perform its obligations under Articles 2, 3, 4, 5, 6, 9 and 10 of this Agreement at any time during the Sales Commitment Period, TriGen will make additional funding available to Distributor. TriGen shall not be obligated to perform or engage in any Marketing or other obligations of Distributor hereunder.

Signature Page Follows

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH [***] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the date first written above.

CIPHER PHARMACEUTICALS INC.		VERTICAL PHARMACEUTICALS INC.

By:	/s/ Larry Andrews	By:	/s/ Steven Squashic
Name:	Larry Andrews	Name:	Steven Squashic
Title:	President and Chief Executive Officer	Title:	President

For Purposes of Section 12.15:

TRIGEN LABORATORIES, INC.

By:	/s/ Kevin Hudy
Name:	Kevin Hudy
Title:	President

[SIGNATURE PAGE TO DISTRIBUTOR AND SUPPLY AGREEMENT]

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH [***] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

SCHEDULE A

CIPHER TRADEMARKS

“CONZIP” (USPTO Reg. No. 85175001)

Schedule A-1

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH [***] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

SCHEDULE B

PRODUCT INFORMATION

PRODUCT STRENGTHS AND TRADE DRESS:

CONZIPTM: 100mg, 150 mg, 200mg, and 300mg strengths

Product	Strength	Description
COnZIPTM extended release capsules	100 mg Pack Sizes: 5 and 30	Size: 1 Color: White Opaque Cap and Body Marking: “0252” on cap, “100” between lines on body in blue ink
ConzipTM extended release capsules	150 mg Pack Sizes: 5 and 30	Size: 0 Color: White Opaque Cap and Body Marking: “0322” on cap, ‘150” between lines on body in golden ink
ConzipTM extended release capsules	200 mg Pack Sizes: 5 and 30	Size: 0 Color: White Opaque Cap and Body Marking: “0253” on cap, “200” between lines on body in violet ink
ConzipTM extended release capsules	300 mg Pack Sizes: 5 and 30	Size: 00 Color: White Opaque Cap and Body Marking: “G254” on cap, “300” between lines on body in red ink

PATENT:

The Product is supported by U.S. patent 78581 I 8B2 issued on December 28, 2010

MINIMUM BATCH REQUIREMENTS:

100 mg dosage                                      =                                         [***] capsules

150 mg dosage                                      =                                         [***] capsules

200 mg dosage                                      =                                         [***] capsules

300 mg dosages                                 =                                         [***] capsules

Schedule B-1

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH [***] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

SCHEDULE C

PAYMENTS TO CIPHER

Part A
Up-Front Payment

In consideration of the rights granted to Distributor under Section 2.1 of the Agreement, Distributor will pay to Cipher a non-refundable payment of $500,000  payable June 30, 2011 (the “Up-Front Payment”).

Part B
Sales Milestone Payments

Distributor will make the following one time, non-refundable Sales Milestone Payments to Cipher:

(i)                                     $750,000 upon the First Commercial Sale of the Product.

(ii)                                  [***] when Net Sales exceed [***] in a single twelve (12) month period.

(iii)                               An additional [***] when Net Sales exceed [***] in a single twelve (12) month period.

(iv)                              An additional [***] when Net Sales exceed [***] in a single twelve (12) month period.

Sales Milestone Payments shall be doe and payable thirty (30) days following the month in which the applicable sales milestone has been achieved. The calculation of Net Sales for purposes of the Sales Milestone Payments shall be subject to the Net-to-Gross Floors set forth in Part D below.

Part C
Purchase Price

The Purchase Price for Product supplied by Cipher shall be payable within thirty (30) days of the date title to the Product is passed in accordance with Section 6.5.

Part D
Royalty Payments to Cipher

Within 30 days after the end of each fiscal quarter, Distributor shall (A) deliver to Cipher a statement, certified by Distributor’s Chief Financial Officer, containing, by dosage strength, the number of Units sold, the Gross Sales and the Net Sales for each dosage strength of Product during the such quarter, including details of all necessary calculations of the same, including the calculations which detail the differences between Net Sales and Gross Sales; (B) deliver to Cipher a statement of amount of inventory of the Product held by Distributor as of the last day of each quarter and all statements of inventory of the Product received by Distributor from any wholesaler as oldie end of such quarter; and (C) remit to Cipher a royalty payment equal to [***] of Distributor’s Net Sales during such fiscal quarter (the “Royalty Payment”). Notwithstanding the foregoing, for the purpose of calculating the Royalty Payments, Net Sales as a percentage of Gross Sales shall not be less than the following floor percentage (“Net-to-Gross Floors”):

(i)                                     [***]

Schedule C-1

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH [***] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

SCHEDULE D

DISTRIBUTOR’S MINIMUM NET SALES REQUIREMENT

Twelve (12) month period	Minimum Net Sales Requirement
Ending on the second (2nd ) anniversary of the First Commercial Sale having been achieved (“Fiscal Year 2”)	[***]
Ending on the third (31 anniversary of the First Commercial Sale having been achieved (“Fiscal Year 3”)	[***]
Ending on the fourth (4) anniversary of the First Commercial Sale having been achieved (“Fiscal Year 4”)	[***]

Distributor shall not be subject to any Minimum Net Sales Requirements either during the first (1st) year following the First Commercial Sale or any time after the fourth (0) year anniversary of the First Commercial Sale If Distributor fails to achieve the Minimum Net Sales Requirement for any of Fiscal Years Two, Three or Four, Cipher shall have the right to terminate the Agreement upon ninety (90) days notice to Distributor, which notice, if given, shall be delivered to Distributor within sixty (60) days following Cipher’s receipt from Distributor of total Net Sales results for such year.

In the event the Regulatory Approval necessary to Market the Product in the Territory is revoked or suspended other than by reason of a material breach of the Agreement by Distributor, Distributor’s obligations to meet Minimum Net Sales Requirements shall be held in abeyance until such Regulatory Approval is reinstated or another Regulatory Approval to Market in the Territory is obtained.

In the event of a supply disruption as provided in Section 6.6 of the Agreement, Distributor’s obligations to meet Minimum Net Sales Requirements shall be held in abeyance until all of Distributor’s outstanding purchase orders for Product have been supplied.

Distributor shall have no further obligations hereunder if a Generic Equivalent of a Third Party becomes available for sale in the Territory.

Schedule D-1

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH [***] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

SCHEDULE F

COST OF GOODS SOLD

The following is the actual Product cost of goods sold for finished and packaged/labelled Product associated with purchase orders received prior to December 31, 2011(“Cost of Goods Sold”) and in accordance with the provisions set out in Section 6.2(a). Cost of Goods Sold increases will occur annually on January 1st in each year throughout the Term commencing on January 1st 2012, based on the year over year change in Producer Price Index for Pharmaceutical Products as produced by the Bureau of Labor Statistics for the twelve month period ending on October 31st of the prior year. If the year over year change in the index is negative then the amount of the Cost of Goods Sold will not change for the next year. Any increase in Cost of Goods Sold shall only apply for purchase orders received after the effective date of the increase. These prices are based on the minimum batch sizes for each strength outlined in Schedule B of this Agreement.

Product Unit Price $USD

Bottle Size	100 mg*	150 mg* TBD	200 mg*	300 mg*
5	[***]	[***]	[***]	[***]
7	[***]	[***]	[***]	[***]
30	[***]	[***]	[***]	[***]
90	[***]	[***]	[***]	[***]

Schedule F-1

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH [***] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

SCHEDULE 11.1(H)

CLAIMS

CHRONOLOGY OF CIPHER TRAMADOL LITIGATION

•                  On or about April 14, 2008, Cipher Pharmaceuticals Inc. (“Cipher”) submitted New Drug Application No. 22-370 (the “Cipher NDA”) to the U.S. Food and Drug Administration seeking approval for Tramadol Hydrochloride Extended Release Capsules 100 mg, 200 mg and 300 mg (“Cipher’s NDA Products”),

•                  On or about August 14, 2009, after a full trial on the merits in litigation involving Par Pharmaceutical, Inc., Judge Kent A.  Jordan of the United States Court of Appeals for the Third Circuit, sitting by designation in the United States District Court for the District of Delaware, issued an opinion holding the asserted and adjudicated claims of U.S. Patent No. 6,254,887 (“‘887 patent”) and U.S. Patent No. 7,074,430 (“‘430 patent”) invalid for obviousness.  Purdue Pharma Prods., L.P. v. Par Phanri., Inc., 642 F. Supp. 2d 329 (D. Del. 2009) (the “Par decision”).  Purdue Pharma Products L.P. and Napp Pharmaceutical Group Ltd. (collectively, “Purdue”) immediately appealed this decision to the United States Court of Appeals for the Federal Circuit (the “Federal Circuit”).

•                  On or about September 15, 2009, Cipher sent the required letter (“Cipher’s P1V Notice Letter”) to, among others, Purdue notifying Purdue that Cipher had filed the Cipher NDA and that Cipher had submitted a so-called “paragraph IV certification” stating that, in Cipher’s opinion and to the best of its knowledge, the ‘887 patent was invalid, unenforceable and/or not infringed, and that Cipher sought final FDA approval to market Cipher’s NDA Products prior to expiration of the ‘887 patent.(1)

•                  On or about October 30, 2009, in response to Cipher’s PIV Notice Letter, Purdue filed a Complaint against Cipher in the United States District Court for the Eastern District of Virginia (the “Virginia Court”) alleging that Cipher’s NDA Products would infringe the ‘887 and ‘430 patents.  Purdue Pharma Products L.P. and Napp Pharmaceutical Group Ltd. v. Cipher Pharmaceuticals Inc., Civil Action No. No. 2:09-cv-00544-RBS-JEB (E.D.V.A.) (the “Cipher Action”).

•                  On or about December 2, 2009, Cipher filed a motion to dismiss the Cipher Action in its entirety, and for summary judgment in favor of Cipher, on the ground that the ‘887 and ‘430 patents have already been adjudicated invalid for obviousness (in the Par decision), thus precluding Purdue from pursuing the Cipher Action under the doctrine of collateral estoppel.

•                  On or about December 30, 2009, the Virginia Court entered a stipulated order and final judgment in favor of Cipher in the Cipher Action, holding that the ‘887 and ‘430 patents are invalid for obviousness under 35 U.S.C. § 103 based on collateral estoppel arising from the Par decision.  Purdue did not appeal this decision.

•                  On or about June 3, 2010, the Federal Circuit issued a decision affirming the Par decision and upholding the invalidity of the ‘887 and ‘430 patents.

(1)  Cipher was not required to submit a paragraph IV certification to the ‘430 patent.